Filed Pursuant to Rule 424(b)(4)
Registration No. 333-198130

PROSPECTUS SUPPLEMENT

(to Prospectus dated August 22, 2014)

10,047,954 Shares

Santander Consumer USA Holdings Inc.

Common Stock

This prospectus supplement relates to shares of common stock, par value $0.01 per share, of Santander Consumer USA Holdings Inc. being sold by Sponsor Auto Finance Holdings Series LP (the “selling stockholder”). The selling stockholder is selling 10,047,954 shares. The selling stockholder will receive all of the net proceeds from the sale of such shares and we will not receive any of the proceeds from the sale of such shares being sold by the selling stockholder.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “SC.” The last reported closing sale price of our common stock on the NYSE on September 2, 2014 was $19.36 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and page 13 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$18.68	$187,695,780.72
Underwriting discounts and commissions	$0.03	$301,438.62
Proceeds, before expenses, to the selling stockholder	$18.65	$187,394,342.10

If all the shares are not sold at the public offering price, the underwriter may change the offering price and may offer shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See “Underwriting.”

It is expected that shares will be delivered by such underwriter on or about September 8, 2014 through the book-entry facilities of The Depository Trust Company, New York.

J.P. Morgan

The date of this prospectus supplement is September 2, 2014.

Prospectus Supplement

Neither we nor the selling stockholder nor the underwriter have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. Neither we nor the selling stockholder nor the underwriter take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholder nor the underwriter have authorized any other person to provide you with different or additional information, and neither of us is making an offer to sell shares of our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of the prospectus or any sale of the shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

For investors outside of the United States, neither we nor the selling stockholder nor the underwriter have done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering and the distribution of this prospectus outside of the United States.

Unless we state otherwise or the context otherwise requires, references in this prospectus to “SCUSA,” “we,” “our,” “us,” and the “Company” for all periods after the reorganization transactions described in the section entitled “Summary — Reorganization” in the accompanying prospectus (which were completed on January 16, 2014 in connection with the initial public offering of our common stock) refer to Santander Consumer USA Holdings Inc. and its consolidated subsidiaries after giving effect to such reorganization transactions. For all periods before the completion of such reorganization transactions, these terms refer to Santander Consumer USA Inc., an Illinois corporation, and its predecessors and their respective consolidated subsidiaries.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts, a prospectus supplement and an accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-1 (File no. 333-198130) that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s “shelf” registration process. The registration statement was declared effective by the SEC on August 22, 2014. This prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of our common stock, adds to and updates information contained in and incorporated by reference in the accompanying prospectus. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in our common stock. The accompanying prospectus gives more general information, some of which may not apply to the shares of common stock offered by this prospectus supplement and the accompanying prospectus. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

INDUSTRY AND MARKET DATA

Market data included or incorporated by reference in this prospectus supplement has been obtained from independent industry sources and publications, such as the Federal Reserve Bank of New York; the Federal Reserve Bank of Philadelphia; the Board of Governors of the Federal Reserve System; The Conference Board; the Consumer Financial Protection Bureau; Equifax Inc.; Experian Automotive; Chrysler Group LLC; Fair Isaac Corporation; FICO® Banking Analytics Blog; Polk Automotive; the United States Department of Commerce: Bureau of Economic Analysis; J.D. Power; and Ward’s Automotive Reports. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus supplement.

For purposes of this prospectus supplement, we categorize the prime segment as borrowers with FICO® scores of 660 and above, the super prime segment as a portion of borrowers within the prime segment with FICO® scores of 720 and above, and the nonprime segment as borrowers with FICO® scores below 660. FICO® is a registered trademark of Fair Isaac Corporation. FICO® scores are provided by Fair Isaac Corporation and are designed to measure the likelihood that a consumer will pay his or her credit obligations as agreed.

SUMMARY

Overview

We are a full-service, technology-driven consumer finance company focused on vehicle finance and unsecured consumer lending products. We believe that, since our founding in 1995, we have achieved strong brand recognition in the nonprime vehicle finance space. We leverage our knowledge of consumer behavior via our sophisticated, proprietary software, which allows us to effectively price, manage, and monitor risk. As a result of our deep understanding of the market, we have consistently produced controlled growth and robust profitability in both economic expansions and downturns.

We believe our extensive data and advanced analytics tools enhance our proprietary loan origination, servicing, and risk management platforms. We believe that these platforms are technologically sophisticated, readily expandable, and easily adaptable to a diverse set of consumer finance products. Led by our experienced and disciplined management team, we have rapidly grown our asset base since 2008 through originations and acquisitions without having to compromise our credit performance. Our originations are sourced through many different channels, and, as part of normal course activities, we continue to grow our network of relationships allowing us to achieve growth in line with targets. Our technology-driven platform has enabled us to add over $82 billion of assets to our lending platform since 2008. Moreover, we service loans for others, which provides us with an additional and stable fee income stream.

Historically, we have originated loans primarily through franchised automotive dealers for manufacturers such as Chrysler, Ford, General Motors, and Toyota in connection with the sale of new and used vehicles to retail consumers. We currently have active relationships with over 17,000 such dealers throughout the United States. In February 2013, we entered into a ten-year agreement with Chrysler Group LLC (“Chrysler”) whereby we originate private-label loans and leases under the Chrysler Capital brand (“Chrysler Capital”) to facilitate Chrysler vehicle retail sales. We also originate loans through selected independent automobile dealers, such as CarMax, through national and regional banks as well as through relationships with other original equipment manufacturers (“OEMs”). Additionally, we directly originate and refinance vehicle loans via our branded online platform, RoadLoans.com, which is available through major online affiliates including Cars.com, AutoTrader.com, and eBay Motors. Moreover, we periodically purchase retail vehicle loan portfolios from other lenders.

We also provide unsecured consumer loans, primarily through relationships with Bluestem Brands (“Bluestem”), a retailer, and LendingClub Corporation (“LendingClub”), a peer-to-peer lending platform, to acquire and, in certain circumstances, service unsecured consumer loans. In addition, we continue to utilize our deep understanding of consumer finance to provide private label credit cards and other unsecured consumer finance products.

We derive significant benefits from our relationship with Banco Santander, S.A. (“Santander”), a leader in the banking and consumer finance industries and, as of June 30, 2014, the largest bank in the Eurozone by market capitalization. Santander has demonstrated its continuing commitment to us by extending us $4.8 billion in credit facilities, as well as a $0.5 billion letter of credit facility. Santander also provided us with financing to opportunistically acquire and/or convert several large portfolios of loans and certain operations from CitiFinancial Auto, Triad Financial, HSBC Auto, and GE Capital (recreational vehicle/marine portfolio), among others.

We have significant access to the capital markets: we have issued and sold over $30 billion in securitization transactions since 2010, obtained approximately $17.2 billion in committed credit lines and privately issued amortizing notes from large commercial banks, and entered into flow agreements with large commercial banks.

On January 28, 2014, we completed an initial public offering (“IPO”) of 85,242,042 shares of our common stock on the NYSE, of which 70,725,821 shares of our common stock were sold by Sponsor Auto Finance Holdings Series LP (“Auto Finance Holdings”).

Recent Developments

On August 26, 2014, a purported securities class action lawsuit was filed in the United States District Court, Southern District of New York, against the Company, certain of the Company’s current and former directors and executive officers and certain institutions that served as underwriters of the Company’s IPO. The lawsuit was brought by a purported stockholder of the Company seeking to represent a class consisting of all those who purchased or otherwise acquired the Company’s securities pursuant and/or traceable to the Company’s Registration Statement and Prospectus issued in connection with the Company’s IPO. Plaintiff alleges that the Registration Statement and Prospectus contained misleading statements concerning the Company’s auto lending business and underwriting practices. The lawsuit asserts claims under Section 11 and Section 15 of the Securities Act of 1933 and seeks unspecified damages and other relief.

The Company believes that the claims are without merit and intends to defend the lawsuit vigorously.

Risk Factors

Investing in our common stock involves substantial risk. The vehicle finance industry is a competitive and highly fragmented industry, with no individual lender capturing more than 10% of the market. We may be at a competitive disadvantage with regard to certain of our competitors who are able to provide financing on more favorable terms or who have more beneficial relationships with automobile manufacturers and dealerships. This competition could reduce our market share or cause us to be unable to successfully execute all or part of our strategy. Some of the more significant challenges and risks include the following:

We are subject to certain banking regulations that limit our business activities, including our ability to pay dividends and enter into certain business transactions without the approval of the Federal Reserve. We are subject to certain banking regulations, including oversight by the Federal Reserve, which has the power to impose substantial fines and other penalties for violations that we may commit, and has the authority to approve or disallow acquisitions, the payment of dividends or other activities we may contemplate. To the extent that we are subject to banking regulations, we could be at a competitive disadvantage because some of our competitors are not subject to these limitations.

Adverse economic conditions in the United States and worldwide may negatively impact our results. We are subject to changes in general economic conditions that are beyond our control, such as periods of economic slowdown, increased unemployment rates and disruptions in the global financial markets, which could decrease consumer demand for automobiles and other consumer products and increase our delinquencies, defaults, repossessions and losses.

Our business could be negatively impacted if our access to funding is reduced. We rely upon our ability to sell securities in the ABS market and upon our ability to access various credit facilities to fund our operations, and the continued availability of these funding sources depends, in part, on factors outside of our control. If these sources of funding become unavailable to us, we may have to curtail our loan acquisition and origination activities.

We face significant risks implementing our business strategy, some of which are outside our control. Our ability to execute our strategy of strengthening our vehicle finance franchise and strengthening our unsecured consumer lending platform is subject to risks such as the inherent uncertainty regarding general economic conditions, our ability to obtain adequate financing for our new initiatives, changes in the applicable laws and regulatory environment, the degree of competition in new markets and our ability to recruit qualified personnel.

Our agreement with Chrysler may not result in currently anticipated success and is subject to certain performance conditions that could result in termination of the agreement. The loans and leases originated through Chrysler Capital are expected to provide us with the majority of our projected advancement over the next several years. If we are unable to realize the expected benefits of our relationship with Chrysler, or if our agreement with Chrysler were to terminate for failure to meet certain milestones and performance metrics, our future success would be negatively impacted.

Our business could be negatively impacted if we are unsuccessful in developing and maintaining relationships with automobile dealerships. Our ability to acquire loans and automotive leases is reliant on our relationships with reputable automotive dealers that direct consumers to our offices or originate loans at the point-of-sale, which we subsequently purchase. None of our relationships are exclusive, and they may be terminated at any time.

Our financial condition, liquidity, and results of operations depend on the credit performance of our loans. Nonprime receivables, which comprise more than 85% of our consumer loans, experience higher default rates than prime receivables, which subjects us to a higher risk of losses on those receivables. In addition, our prime portfolio, for which we have less ability to make risk adjustments to pricing compared to our nonprime loan portfolio, is growing. As a result, a larger proportion of our business will consist of loans with respect to which we have less flexibility to adjust pricing to absorb losses.

The above list is not exhaustive, and we face additional challenges and risks. Before you invest in our common stock, you should carefully consider all of the information in this prospectus supplement, the accompanying prospectus and other information and documents incorporated herein by reference, including matters set forth under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus.

Principal and Selling Stockholders

The majority of our common stock is currently held by Santander Holdings USA, Inc. (“SHUSA”), a wholly owned subsidiary of Santander, which we sometimes refer to as our “Principal Stockholder.”

SHUSA is a bank holding company with total assets of $112 billion as of June 30, 2014. SHUSA’s primary assets include our common stock and all of the stock of Santander Bank N.A. (“SBNA,” formerly Sovereign Bank), whose primary business consists of attracting deposits from its network of over 700 retail branches and originating small business loans, middle market commercial loans, multi-family loans, residential mortgage loans, home equity loans and lines of credit, and vehicle and other consumer loans in the communities served by its branches.

On October 20, 2011, Santander Consumer USA Inc. (“SCUSA Illinois”) and SHUSA entered into an investment agreement with Auto Finance Holdings, an entity jointly owned by investment funds affiliated with Warburg Pincus LLC, Kohlberg Kravis Roberts & Co. L.P. and Centerbridge Partners, L.P., as well as by DFS Sponsor Investments LLC and our President and Chief Financial Officer. On October 20, 2011, we also entered into an investment agreement with DDFS, LLC (“DDFS”), an entity owned by Mr. Dundon.

On December 31, 2011, SCUSA Illinois completed (i) the sale to Auto Finance Holdings of an aggregate number of 86,496,266 shares of common stock of SCUSA Illinois (on an as-adjusted basis to account for the

Reorganization) for an aggregate purchase price of $1.0 billion and (ii) the sale to DDFS of 13,707,059 shares of common stock of SCUSA Illinois (on an as-adjusted basis to account for the Reorganization) for aggregate consideration of $158.2 million, a portion of which was financed under a general line of credit extended by an affiliate of Santander to DDFS. On January 28, 2014, we completed our IPO of 85,242,042 shares of our common stock on the NYSE. Auto Finance Holdings sold 70,725,821 shares of our common stock in the IPO. See “Certain Relationships and Related Party Transactions” in the accompanying prospectus and “Principal and Selling Stockholders” and the documents referred to herein for more information with respect to our relationship with our Principal Stockholder.

Additional Information

Our principal executive offices are located at 1601 Elm St., Suite #800, Dallas, Texas 75201, and our telephone number is (214) 634-1110. Our Internet address is www.santanderconsumerusa.com. Information on, or accessible through, our website is not part of this prospectus.

THE OFFERING

Selling stockholder	Sponsor Auto Finance Holdings Series LP

Common stock offered for resale by the selling stockholder	10,047,954

Voting rights	One vote per share.

Use of proceeds	We will not receive any proceeds from the sale of our common stock by the selling stockholder. The selling stockholder will receive all of the net proceeds and bear all commissions and discounts, if any, from the sale of our common stock pursuant to this prospectus supplement and accompanying prospectus. See “Principal and Selling Stockholders” and “Underwriting” in this prospectus supplement.

Dividend policy	We operate in a highly regulated industry and are subject to various U.S. federal and state laws and regulatory authorities. Because SHUSA is our largest and controlling stockholder and a bank holding company, we are subject to certain bank regulations, including oversight by the Office of the Comptroller of the Currency, the Bank of Spain, the Consumer Financial Protection Bureau (“CFPB”) and the Federal Reserve. These regulators have the ability to limit certain of our activities, including the timing and amount of dividends and other limitations on our growth. In May 2014, the Federal Reserve informed SHUSA that until the Federal Reserve issues a non-objection to SHUSA’s capital plan, any dividend by us will require prior receipt of a written non-objection from the Federal Reserve. We will not be permitted to pay dividends until such time as SHUSA has submitted to the Federal Reserve a capital plan and either the Federal Reserve issues a non-objection to such plan or the Federal Reserve otherwise issues its written non-objection to the payment of a dividend by us. The payment of any future dividends will also be subject to the discretion of our Board of Directors and our Board of Directors may, at any time, modify or revoke our dividend policy on our common stock. See “Dividend Policy” in the accompanying prospectus.

Listing	Our common stock is listed on the NYSE under the symbol “SC.”

Risk factors	You should carefully read and consider the information set forth under “Risk Factors” beginning on page S-10 of this prospectus supplement and page 13 of the accompanying prospectus, and any risk factors described in the documents we incorporate by reference, as well as all of the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents we incorporate by reference, before deciding to invest in our common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors described below as well as the other risk factors set forth in this prospectus supplement and the accompanying prospectus. Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. Any of these risks could materially and adversely affect our business, financial condition, results of operations or cash flows. The risks and uncertainties we face are not limited to those described in these documents. Additional risks and uncertainties that we are unaware of or that we believe are less significant than those set forth in the risk factors described in these documents at the time of the applicable document could also materially adversely affect our business, financial condition, results of operations or cash flows and/or the value of your investment. In any case, the value of our securities could decline, and you could lose all or part of your investment. See also the information contained under the heading “Cautionary Note Concerning Forward-Looking Statements.”

Risks Related to our Common Stock

The market price of our common stock could decline due to the large number of outstanding shares of our common stock eligible for future sale.

Sales of substantial amounts of our common stock in the public market in future offerings, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future, at a time and price that we deem appropriate. In addition, the sale of our common stock by our officers and directors in the public market, or the perception that such sales may occur, could cause the market price of our common stock to decline. All of the shares of common stock sold by the selling stockholder pursuant to this prospectus will be freely transferrable without restriction or further registration. We may issue shares of our common stock or other securities from time to time as consideration for, or to finance, future acquisitions and investments or for other capital needs. We cannot predict the size of future issuances of our shares or the effect, if any, that future sales and issuances of shares would have on the market price of our common stock. If any such acquisition or investment is significant, the number of ordinary shares or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial and may result in additional dilution to our shareholders. We may also grant registration rights covering shares of our common stock or other securities that we may issue in connection with any such acquisitions and investments.

In addition, except to the extent otherwise set forth in a prospectus supplement, in any underwritten offering, we and certain of our officers, our directors, our Principal Stockholder, DDFS LLC and the selling stockholder may agree with the underwriter(s) not to dispose of or hedge any of their shares of our common stock or securities convertible into or exchangeable for shares of our common stock for a period of time to be agreed upon after the date of the applicable prospectus supplement without the prior written consent of the lead managing underwriter(s), subject to certain exceptions.

The market price of our common stock may be volatile, which could cause the value of an investment in our common stock to decline.

The market price of our common stock may fluctuate substantially due to a variety of factors, many of which are beyond our control, including:

•	general market conditions;

•	domestic and international economic factors unrelated to our performance;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in or failure to meet publicly disclosed expectations as to our future financial performance or our ability to pay dividends;

•	downgrades in securities analysts’ estimates of our financial performance or lack of research and reports by industry analysts;

•	changes in market valuations or earnings of similar companies;

•	any future sales of our common stock or other securities; and

•	additions or departures of key personnel.

The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of particular companies. These types of broad market fluctuations may adversely affect the trading price of our common stock. In the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against us could result in substantial costs, divert management’s attention and resources, and harm our business or results of operations. For example, we are currently operating in, and have benefited from, a protracted period of historically low interest rates that will not be sustained indefinitely, and future fluctuations in interest rates could cause an increase in volatility of the market price of our common stock.

We operate in a highly regulated industry and are subject to various U.S. and federal and state laws and regulatory authorities, which may restrict or prohibit our ability to pay dividends in the future.

Because SHUSA is our largest and controlling stockholder and a bank holding company, we are subject to certain bank regulations, including oversight by the Office of the Comptroller of the Currency, the Bank of Spain, the CFPB and the Federal Reserve. These regulators have the ability to limit certain of our activities, including the timing and amount of dividends and other limitations on our growth. In May 2014, the Federal Reserve informed SHUSA that until the Federal Reserve issues a non-objection to SHUSA’s capital plan, any dividend by us will require prior receipt of a written non-objection from the Federal Reserve. We will not be permitted to pay dividends until such time as SHUSA has submitted to the Federal Reserve a capital plan and either the Federal Reserve issues a non-objection to such plan or the Federal Reserve otherwise issues its written non-objection to the payment of a dividend by us. There can be no assurance when SHUSA will submit a revised capital plan, or whether or when the Federal Reserve will accept SHUSA’s capital plan. The payment of any future dividends will also be subject to the discretion of our Board of Directors and our Board of Directors may, at any time, modify or revoke our dividend policy on our common stock. As a result, capital appreciation, if any, of our common stock will be the sole source of potential gain until such time that we begin paying dividends, and you will have to sell some or all of your common stock to generate cash flow from your investment. See section entitled “Dividend Policy” in the accompanying prospectus for a description of the restrictions on our ability to pay dividends.

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have anti-takeover effects, which could limit the price investors might be willing to pay in the future for our common stock. In addition, Delaware law may inhibit takeovers of us and could limit our ability to engage in certain strategic transactions our board of directors believes would be in the best interests of stockholders.

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws could discourage unsolicited takeover proposals that stockholders might consider to be in their best interests. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws include provisions that:

•	do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	fix the number of directors and provide that the number of directors may only be changed by an amendment to our bylaws;

•	limit the ability of our stockholders to nominate candidates for election to our board of directors;

•	authorize the issuance of “blank check” preferred stock without any need for action by stockholders;

•	limit the ability of stockholders to call special meetings of stockholders or to act by written consent in lieu of a meeting; and

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that may be acted on by stockholders at stockholder meetings.

The foregoing factors, as well as the significant common stock ownership by our Principal Stockholder, could impede a merger, takeover, or other business combination or discourage a potential investor from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock. See “Description of Capital Stock” in the accompanying prospectus.

In addition, Section 203 of the Delaware General Corporation Law (the “DGCL”), generally affects the ability of an “interested stockholder” to engage in certain business combinations, including mergers, consolidations, or acquisitions of additional shares, for a period of three years following the time that the stockholder becomes an “interested stockholder.” An “interested stockholder” is defined to include persons owning directly or indirectly 15% or more of the outstanding voting stock of a corporation. We elected in our amended and restated certificate of incorporation not to be subject to Section 203 of the DGCL. However, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that each of SHUSA and its successors and affiliates and certain of its direct transferees will not be deemed to be “an interested stockholder,” and, accordingly are not subject to such restrictions, as long as it and its affiliates own at least 10% of our outstanding shares of common stock.

Our common stock is and will be subordinate to all of our existing and future indebtedness and any preferred stock, and effectively subordinated to all indebtedness and preferred equity claims against our subsidiaries.

Shares of our common stock are common equity interests in us and, as such, will rank junior to all of our existing and future indebtedness and other liabilities. Additionally, holders of our common stock may become subject to the prior dividend and liquidation rights of holders of any classes or series of preferred stock that our board of directors may designate and issue without any action on the part of the holders of our common stock. Furthermore, our right to participate in a distribution of assets upon any of our subsidiaries’ liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors and preferred stockholders.

Our Principal Stockholder has significant influence over us, which could limit your ability to influence the outcome of key transactions, including a change of control.

Our Principal Stockholder exerts significant influence over us, including pursuant to the terms of the Shareholders Agreement among SCUSA, SHUSA, Auto Finance Holdings, DDFS LLC and Mr. Dundon that was entered into in connection with our IPO. As set forth under “Principal and Selling Stockholders,” the Principal Stockholder owns approximately 60.5% of our common stock. Pursuant to the Shareholders Agreement, the Principal Stockholder has the right to nominate the majority of our directors, provided certain minimum share ownership thresholds are maintained. See “Certain Relationships and Related Party Transactions — Shareholders Agreement” in the accompanying prospectus. Through our board of directors, our Principal Stockholder controls our policies and operations, including, among other things, the appointment of management, future issuances of our common stock or other securities, the payment of dividends, if any, on our common stock, the incurrence of debt by us, and the entering into of extraordinary transactions.

Our Principal Stockholder has approval rights over certain specific actions taken by SCUSA, provided certain minimum share ownership thresholds are maintained. These actions include, among other things, mergers and sales of all or substantially all of our assets. The Principal Stockholder may have interests that do not align with the interests of our other stockholders, including with regard to pursuing acquisitions, divestitures, and other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to our other stockholders. For example, our Principal Stockholder could cause us to make acquisitions that increase our indebtedness or to sell revenue-generating assets. The Principal Stockholder has effective control over our decisions to enter into such corporate transactions regardless of whether others believe that the transaction is in our best interests. Such control may have the effect of delaying, preventing, or deterring a change of control of SCUSA, could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of SCUSA, and might ultimately affect the market price of our common stock. See “Certain Relationships and Related Party Transactions — Shareholders Agreement” and “Description of Capital Stock” in the accompanying prospectus.

We are a “controlled company” within the meaning of the NYSE rules and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

The Principal Stockholder owns a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the corporate governance standards. Under these rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of the board of directors consist of independent directors;

•

the requirement that we have a separate nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a separate compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

We utilize these exemptions. As a result, we do not have a majority of independent directors and we do not have a nominating and corporate governance committee or a compensation committee. Accordingly, you do not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends,” and similar words or phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond our control. For additional discussion of these risks, refer to the section entitled “Risk Factors” in this prospectus supplement and the accompanying prospectus. Among the factors that could cause our financial performance to differ materially from that suggested by the forward-looking statements are:

•	we operate in a highly regulated industry and continually changing federal, state, and local laws and regulations could materially adversely affect our business;

•	adverse economic conditions in the United States and worldwide may negatively impact our results;

•	our business could suffer if our access to funding is reduced;

•	we face significant risks implementing our growth strategy, some of which are outside our control;

•	our agreement with Chrysler may not result in currently anticipated levels of growth and is subject to certain performance conditions that could result in termination of the agreement;

•	our business could suffer if we are unsuccessful in developing and maintaining relationships with automobile dealerships;

•	our financial condition, liquidity, and results of operations depend on the credit performance of our loans;

•	loss of our key management or other personnel, or an inability to attract such management and personnel, could negatively impact our business;

•

we are subject to certain bank regulations, including oversight by the Office of the Comptroller of the Currency, the CFPB, the Bank of Spain, and the Federal Reserve, which oversight and regulation may limit certain of our activities, including the timing and amount of dividends and other limitations on our business; and

•	future changes in our relationship with Santander could adversely affect our operations.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, its actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, we caution not to place undue reliance on any forward-looking information or statements. The effect of these factors is difficult to predict. Factors other than these also could adversely affect our results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. New factors emerge from time to time, and management cannot assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements only speak as of the date of this document, and we undertake no obligation to update any forward- looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

PRICE RANGE OF OUR COMMON STOCK

Our common stock began trading on the NYSE on January 23, 2014 under the symbol “SC” following our IPO. Before then, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low closing prices of our common stock as reported by the NYSE since January 23, 2014.

	High	Low
First Quarter 2014 (beginning January 23, 2014)	$25.90	$22.86
Second Quarter 2014	$24.11	$18.76
Third Quarter 2014 (through September 2, 2014)	$20.12	$17.60

On September 2, 2014, the closing price as reported on the NYSE of our common stock was $19.36 per share. As of August 29, 2014, the approximate number of record holders of our common stock was 16, although we estimate the number of beneficial stockholders to be much higher as a number of our shares are held by brokers or dealers for their customers in street name.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth the principal stockholders of Santander Consumer USA Holdings Inc. (each person or group of affiliated persons who is known to be the beneficial owner of more than 5% of our common stock) and the number and percentage of our common stock owned by each such stockholder, in each case as of August 28, 2014. The following table also sets forth the number and percentage of our common stock owned by the selling stockholder.

Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has voting or investment power.

Name of beneficial owner	Number of shares beneficially owned prior to the offering	Beneficial ownership percentage	Number of shares being offered in this offering	Number of shares beneficially owned after this offering	Beneficial ownership percentage
Santander Holdings USA, Inc.	210,995,049	60.47%		210,995,049	60.47%
Thomas G. Dundon (1)	48,215,313	13.32%		48,215,313	13.32%
DDFS LLC (2)(3)	34,598,506	9.92%		34,598,506	9.92%
Sponsor Auto Finance Holdings Series LP (4)(5)	14,178,779	4.06%	10,047,954	4,130,825	1.18%

(1)	Includes 34,598,506 shares owned by DDFS LLC, 382,880 shares of restricted stock and 13,233,926 stock options that are currently exercisable or are exercisable within 60 days of August 28, 2014.
(2)	A Delaware limited liability company solely owned by our Chairman and Chief Executive Officer, Thomas G. Dundon.
(3)	DDFS LLC, SHUSA and Auto Finance Holdings (which owned 14,178,779 shares, or 4.1%, of our outstanding common stock as of August 28, 2014), are parties to the Shareholders Agreement, which provides certain board nomination rights to SHUSA and certain voting obligations in connection with those rights. See section entitled “Certain Relationships and Related Party Transactions” in the accompanying prospectus. Due to these board nomination rights and voting obligations, each of DDFS LLC and SHUSA may be deemed to beneficially own all shares beneficially owned by each other party which are subject to such voting obligations. The table does not reflect shares which may be deemed to be beneficially owned by DDFS LLC or SHUSA solely by virtue of the Shareholders Agreement.
(4)	DDFS LLC, SHUSA and Auto Finance Holdings are parties to the Shareholders Agreement, which provides certain board nomination rights to SHUSA and certain voting obligations in connection with those rights. See section entitled “Certain Relationships and Related Party Transactions” in the accompanying prospectus. Due to these voting obligations, each of DDFS LLC, SHUSA and Auto Finance Holdings may be deemed to beneficially own all shares beneficially owned by each other party which are subject to such voting obligations. The table does not reflect shares which may be deemed to be beneficially owned by DDFS LLC, SHUSA or Auto Finance Holdings solely by virtue of the Shareholders Agreement.
(5)	Several entities have an indirect interest in the shares held by Auto Finance Holdings, a limited partnership whose general partner is Sponsor Auto Finance GP LLC.

KKR SCUSA Holdings LP has an indirect interest in 5,023,977 shares, all of which will be sold in this offering. Shares beneficially owned by KKR SCUSA Holdings LP may be deemed to be beneficially owned by its sole general partner, KKR Associates 2006 L.P. As the sole general partner of KKR Associates 2006 L.P., KKR 2006 GP LLC may be deemed to be the beneficial owner of such securities which may be beneficially owned by KKR Associates 2006 L.P. As the designated member of KKR 2006 GP LLC, KKR Fund Holdings L.P. also may be deemed to be the beneficial owner of such securities which may be beneficially owned by KKR 2006 GP LLC.

Each of KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.); KKR Group Holdings L.P. (as a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited); KKR Group Limited (as the sole general partner of KKR Group Holdings L.P.); KKR & Co. L.P. (as the sole shareholder of KKR Group Limited) and KKR Management LLC (as the sole general partner of KKR & Co. L.P.) may also be deemed to be the beneficial owner of the securities which may be beneficially owned by KKR Associates 2006 L.P. As the designated members of KKR Management LLC, Henry R. Kravis and George R. Roberts may also be deemed to beneficially own the securities which may be beneficially owned by KKR Associates 2006 L.P. Mr. Olson is a member of our Board of Directors and is an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates.

In addition, the KKR-affiliated entities and individuals named above may be deemed by virtue of their rights under the operating agreement of Sponsor Auto Finance GP LLC, to share dispositive and/or voting power with respect to the other shares held by Auto Finance Holdings but disclaim beneficial ownership of such shares. The principal business address of each of the KKR-affiliated entities and individuals identified in this footnote except Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, NY, 10019. The principal business office for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

Sponsor Auto Finance Super Holdings, LLC has an indirect interest in 4,130,825 shares, none of which will be sold in this offering. Shares owned of record by Sponsor Auto Finance Super Holdings, LLC may be deemed to be beneficially owned by its managing member, CCP II AIV I, L.P. As the sole general partner of CCP II AIV I, L.P., Centerbridge Associates II, L.P. may be deemed to beneficially own the securities which may be beneficially owned by CCP II AIV I, L.P. As the sole general partner of Centerbridge Associates II, L.P., Centerbridge GP Investors II, LLC may also be deemed to beneficially own the securities which may be beneficially owned by Centerbridge Associates II, L.P. As the managing members of Centerbridge GP Investors II, LLC, Jeffrey H. Aronson and Mark T. Gallogly may also be deemed to beneficially own the securities which may be beneficially owned by Centerbridge GP Investors II, LLC. Mr. Kabaker is a member of our Board of Directors and is an executive of Centerbridge Partners, L.P. (“Centerbridge”) and/or one or more of its affiliates.

In addition, the Centerbridge-affiliated entities and individuals named above may be deemed by virtue of their rights under the operating agreement of Sponsor Auto Finance GP LLC, to share dispositive and/or voting power with respect to the other shares held by Sponsor Auto Finance Holdings Series LP but disclaim beneficial ownership of such shares. The principal business address of each of the Centerbridge-affiliated entities and individuals identified in this footnote is c/o Centerbridge Partners, L.P., 375 Park Avenue, 12th Floor, New York, NY 10152.

Sponsor Auto Finance — WP, L.P. (“Sponsor Auto WP”) has an indirect interest in 5,023,977 shares, all of which will be sold in this offering. Shares owned of record by Sponsor Auto WP may also be deemed to be beneficially owned by (i) Warburg Pincus (Bermuda) Private Equity X, L.P., a Bermuda limited partnership (“WP Bermuda X”), via a wholly owned affiliated entity, and (ii) Warburg Pincus X Partners, L.P., a Delaware limited partnerships (“WP X Partners”). Warburg Pincus (Bermuda) X L.P., a Bermuda limited partnership (“WP X Bermuda GP”), is the general partner of WP Bermuda X. Warburg Pincus (Bermuda) X, Ltd., a company incorporated under the laws of Bermuda is the general partner of WP Bermuda GP, and is a wholly owned subsidiary of Warburg Pincus (Bermuda) Private Equity, Ltd., a company incorporated under the laws of Bermuda. Warburg Pincus (Bermuda) Private Equity X, LLC, a Delaware limited liability company, is the general partner of Sponsor Auto WP and its sole member is WP Bermuda X. Warburg Pincus X, L.P., a Delaware limited partnership (“WP X GP”), is the general partner of WP X Partners. Warburg Pincus X LLC, a Delaware limited liability company (“WP X LLC”), is the general partner of WP X GP. Warburg Pincus Partners LLC, a New York limited liability company (“WP Partners”), is the sole member of WP X LLC. Warburg Pincus & Co., a New York general partnership, (“WP”), is the managing member of WP Partners. Warburg Pincus LLC, a New York limited liability company (“WP LLC”, and collectively with WP Bermuda X, WP X Partners, WP X Bermuda GP, WP X GP, WP X LLC, WP Partners and WP, the “Warburg Pincus Entities”), is the manager of WP Bermuda X and WP X Partners. Charles R.

Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members and Co-Chief Executive Officers of WP LLC and may be deemed to control the Warburg Pincus Entities. Messrs. Kaye and Landy disclaim beneficial ownership of all shares held by the Warburg Pincus Entities. Daniel Zilberman is a member of our Board of Directors, a Partner of WP and a Managing Director and Member of WP LLC.

In addition, the Warburg Pincus Entities and Messrs. Kaye and Landy may be deemed by virtue of their rights under the operating agreement of Sponsor Auto Finance GP LLC, to share dispositive and/or voting power with respect to the other shares held by Sponsor Auto WP but disclaim beneficial ownership of such shares, except to the extent of any indirect pecuniary interest therein. The principal business address of each of the Warburg Pincus Entities and Messrs. Kaye and Landy is 450 Lexington Avenue, New York, NY 10017.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, J.P. Morgan Securities LLC, as the sole underwriter, has agreed to purchase, and the selling stockholder has agreed to sell, 10,047,954 shares of our common stock.

The underwriting agreement provides that the obligation of the underwriter to purchase the shares included in this offering is subject to approval of legal matters by counsel and to other conditions.

The underwriter proposes to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus supplement. If all the shares are not sold at the public offering price, the underwriter may change the offering price and may offer shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.

In connection with the sale of shares of common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares for whom they may act as agent or to whom they may sell as principal.

We and the selling stockholder have agreed that, subject to certain exceptions, for a period of 30 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the underwriter, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. Notwithstanding the foregoing, if (i) during the last 17 days of the 30-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 30-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 30-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The underwriter in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

Our common stock is listed and traded on the NYSE under the symbol “SC.”

The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholder.

	Per Share	Total
Public offering price	$18.68	$187,695,780.72
Underwriting discounts and commissions	$0.03	$301,438.62
Proceeds, before expenses, to the selling stockholder	$18.65	$187,394,342.10

The expenses of the offering, including expenses incurred by the selling stockholder but not including the underwriting discount, are estimated at $100,000 and are payable by us.

In order to facilitate the offering of the shares, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the shares. Specifically, the underwriter may sell more shares than it is obligated to purchase under the underwriting agreement, creating a short position. The underwriter will need to close out a short sale by purchasing shares in the open market. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the shares above independent market levels or prevent or retard a decline in the market price of the shares. The underwriter is not required to engage in these activities and may end any of these activities at any time.

In addition, in connection with this offering, the underwriter may engage in passive market making transactions in the shares on the NYSE, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the NYSE no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the shares during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriter commences passive market making transactions, it may discontinue them at any time.

The underwriter is a full-service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of the underwriter are lenders, and in some cases agents or managers for the lenders, under our credit facilities, and affiliates of the underwriter receive customary fees and reimbursement of expenses as underwriters for our securitizations. The underwriter or its affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include the underwriter or its affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We and the selling stockholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

The selling stockholder may be deemed an “underwriter” within the meaning of Section 2(11) of the Securities Act. The selling stockholder represented to us at the time of its purchase of our common stock that such purchase was made for investment purposes and not with a view towards distribution.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The selling stockholder has not authorized, and do not authorize the making of, any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriter, is authorized to make any further offer of the shares on behalf of the selling stockholder or the underwriter.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Australia

No prospectus supplement or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, this document will only be distributed to persons in Australia that are:

(i)	“sophisticated investors” under section 708(8)(a) or (b) of the Corporations Act;

(ii)	“sophisticated investors” under section 708(8)(c) or (d) of the Corporations Act and that have provided an accountant’s certificate to the underwriter which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	associated with the Company under section 708(12) of the Corporations Act; or

(iv)	“professional investors” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that such an investor is unable to confirm or warrant that it is an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to such investor under this document is void and incapable of acceptance.

No purchaser of the shares may offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance

(Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor;

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 with respect to the securities offered hereby. This prospectus supplement does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. Whenever a reference is made in this prospectus supplement to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we filed with the SEC. The information relating to us contained in this prospectus supplement should be read together with the information in the documents incorporated by reference.

We incorporate by reference, as of their respective dates of filing, the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 6, 2014 (SEC File No. 001-36270);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, filed with the SEC on May 15, 2014 and August 7, 2014, respectively (SEC File No. 001-36270); and

•

our Current Reports on Form 8-K filed with the SEC on April 17, 2014, April 30, 2014, May 1, 2014, May 21, 2014, May 29, 2014, June 12, 2014, June 30, 2014, July 29, 2014, and July 31, 2014 (SEC File No. 001-36270).

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

Santander Consumer USA Holdings Inc.

1601 Elm St. Suite #800

Dallas, Texas 75201

Attention: Investor Relations

Tel.: (800) 493-8219

Email: investorrelations@santanderconsumerusa.com

PROSPECTUS

Up to 14,178,779 Shares

Santander Consumer USA Holdings Inc.

Common Stock

The selling stockholder identified in this prospectus, Sponsor Auto Finance Holdings Series LP, is offering up to 14,178,779 shares of our common stock. The selling stockholder will receive all of the net proceeds from the sale of such shares and we will not receive any of the proceeds from the sale of such shares being sold by the selling stockholder.

From the date of this prospectus, the selling stockholder may offer shares of our common stock from time to time in amounts, at prices and on terms determined by market conditions at the time of the offering.

The selling stockholder may sell shares of our common stock directly or alternatively through underwriters, broker-dealers or agents it selects. These transactions may include block transactions or crosses (transactions in which the same broker acts as an agent on both sides of the trade). If the selling stockholder uses an underwriter or underwriters for any offering, except to the extent otherwise set forth in a prospectus supplement, the selling stockholder will agree in an underwriting agreement to sell to the underwriter(s), and the underwriter(s) will agree to purchase from the selling stockholder, the number of shares of common stock set forth in the prospectus supplement for the offering. Any such underwriter(s) may offer our common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The underwriter(s) may also propose initially to offer our common stock to the public at a fixed public offering price set forth on the cover page of the prospectus supplement. If the selling shareholder uses underwriters, broker-dealers or agents to sell our common stock, we will name them and describe their compensation in a prospectus supplement. For more information regarding the sales of shares of our common stock by the selling stockholder pursuant to this prospectus, please read “Plan of Distribution.”

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “SC.” The last reported closing sale price of our common stock on the NYSE on August 12, 2014 was $17.96 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated August 22, 2014

This prospectus is part of a shelf registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling stockholder may, from time to time, offer and sell shares of our common stock described in this prospectus and in an accompanying prospectus supplement in one or more offerings.

This prospectus provides you with a general description of the shares of common stock the selling stockholder may offer. Each time the selling stockholder sells shares of our common stock using this prospectus, to the extent necessary, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the number of shares being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to the offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement made in an accompanying prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the accompanying prospectus supplement. You should read both this prospectus and any prospectus supplement together.

Neither we nor the selling stockholder have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. Neither we nor the selling stockholder take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholder have authorized any other person to provide you with different or additional information, and neither of us is making an offer to sell shares of our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of the prospectus or any sale of the shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

For investors outside of the United States, neither we nor the selling stockholder have done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that

i

purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering and the distribution of this prospectus outside of the United States.

Unless we state otherwise or the context otherwise requires, references in this prospectus to “SCUSA,” “we,” “our,” “us,” and the “Company” for all periods after the reorganization transactions described in the section entitled “Summary — Reorganization” (which were completed on January 16, 2014 in connection with the initial public offering of our common stock) refer to Santander Consumer USA Holdings Inc. and its consolidated subsidiaries after giving effect to such reorganization transactions. For all periods before the completion of such reorganization transactions, these terms refer to Santander Consumer USA Inc., an Illinois corporation, and its predecessors and their respective consolidated subsidiaries.

About this Prospectus

Market Data

Market data included or incorporated by reference in this prospectus has been obtained from independent industry sources and publications, such as the Federal Reserve Bank of New York; the Federal Reserve Bank of Philadelphia; the Board of Governors of the Federal Reserve System; The Conference Board; the Consumer Financial Protection Bureau; Equifax Inc.; Experian Automotive; Chrysler Group LLC; Fair Isaac Corporation; FICO® Banking Analytics Blog; Polk Automotive; the United States Department of Commerce: Bureau of Economic Analysis; J.D. Power; and Ward’s Automotive Reports. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus.

For purposes of this prospectus, we categorize the prime segment as borrowers with FICO® scores of 660 and above, the super prime segment as a portion of borrowers within the prime segment with FICO® scores of 720 and above, and the nonprime segment as borrowers with FICO® scores below 660. FICO® is a registered trademark of Fair Isaac Corporation. FICO® scores are provided by Fair Isaac Corporation and are designed to measure the likelihood that a consumer will pay his or her credit obligations as agreed.

Glossary of Selected Terms

Below is a list of additional terms and their respective meanings which we use throughout this prospectus.

Advance Rate

The maximum percentage of the value of collateral that a lender is willing to extend for a loan. The advance rate helps a borrower determine what kind of collateral to provide in order to secure the desired loan amount, and helps minimize a lender’s loss exposure when accepting collateral that can fluctuate in value.

Credit/Warehouse Facility (Line of Credit)

Any credit source extended to a business by a bank or other financial institution. A line of credit is effectively a source of funds that can readily be tapped at the borrower’s discretion. Interest is paid only on money actually withdrawn. However, the borrower may be required to pay an unused line fee, often an annualized percentage fee on the money not withdrawn. Lines of credit can be secured by collateral, or may be unsecured.

Credit Enhancement

Through credit enhancement, the lender is provided with reassurance that the borrower will honor the obligation through additional collateral, insurance, or a third-party guarantee. Credit enhancement reduces credit/default risk of a debt, thereby increasing the overall credit rating and lowering interest rates.

Dealer Loans

Floorplan lines of credit, real estate loans, and working capital loans to automotive dealers.

FICO®

A type of credit score that makes up a substantial portion of the credit report that lenders use to assess an applicant’s credit risk and whether to extend a loan.

FICO® is an acronym for the Fair Isaac Corporation, the creator of the FICO® score.

Using mathematical models, the FICO® score takes into account various factors in each of these five areas to determine credit risk: payment history, current level of indebtedness, types of credit used, length of credit history, and new credit. A person’s FICO® score will range between 300 and 850.

Floorplan Lines of Credit

A revolving line of credit that allows the borrower to obtain financing for retail goods. These loans are made against a specific piece of collateral (e.g., auto, recreational vehicle, manufactured home). When each piece of collateral is sold by the dealer, the loan advance against that piece of collateral is repaid.

Loans That We Originate

(i) Loans that we originate directly, (ii) individual retail installment contracts that we acquire from dealers immediately after origination by a dealer, and (iii) unsecured consumer loans, which includes point-of-sale financing, personal loans, and private label credit cards.

Nonaccretable Difference

The difference between the undiscounted contractual cash flows and the undiscounted expected cash. The nonaccretable difference represents an estimate of the credit risk in the loan portfolio at the acquisition date.

Non-captive Vehicle Lender

A lender that is not owned by a vehicle manufacturing company.

Off-Lease

A vehicle which was once leased, but now has been returned to the lessor due to contractual or early lease termination.

Origination Channels

The specific business relationship or channel through which a loan is made to a customer.

Private-Label Loans/Leases

Financings branded in the name of the product manufacturer rather than in the name of the finance company.

Remarketing

Vehicle remarketing is the controlled disposal of fleet and leasing vehicles that have reached the end of their fixed term or the process to resell repossessed vehicles.

Residual Values

Residual value describes the future value of a good at the end of the lease term based upon the percentage of depreciation of its initial value.

Subvention Program

Reimbursement to the finance company by a manufacturer for the difference between a market loan or lease rate and the below-market rate granted to the customer.

SUMMARY

The following is a summary of selected information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before deciding to purchase shares of common stock. You should read this entire prospectus carefully, particularly the section entitled “Risk Factors” beginning on page 13, as well as the other documents included elsewhere in this prospectus or incorporated herein by reference, before making an investment decision to purchase our common stock.

Background

Overview

We are a full-service, technology-driven consumer finance company focused on vehicle finance and unsecured consumer lending products. We believe that, since our founding in 1995, we have achieved strong brand recognition in the nonprime vehicle finance space. We leverage our knowledge of consumer behavior via our sophisticated, proprietary software, which allows us to effectively price, manage, and monitor risk. As a result of our deep understanding of the market, we have consistently produced controlled growth and robust profitability in both economic expansions and downturns.

We believe our extensive data and advanced analytics tools enhance our proprietary loan origination, servicing, and risk management platforms. We believe that these platforms are technologically sophisticated, readily expandable, and easily adaptable to a diverse set of consumer finance products. Led by our experienced and disciplined management team, we have rapidly grown our asset base since 2008 through originations and acquisitions without having to compromise our credit performance. Our originations are sourced through many different channels, and, as part of normal course activities, we continue to grow our network of relationships allowing us to achieve growth in line with targets. Our technology-driven platform has enabled us to add over $82 billion of assets to our lending platform since 2008. Moreover, we service loans for others, which provides us with an additional and stable fee income stream.

Historically, we have originated loans primarily through franchised automotive dealers for manufacturers such as Chrysler, Ford, General Motors, and Toyota in connection with the sale of new and used vehicles to retail consumers. We currently have active relationships with over 17,000 such dealers throughout the United States. In February 2013, we entered into a ten-year agreement with Chrysler Group LLC (“Chrysler”) whereby we originate private-label loans and leases under the Chrysler Capital brand (“Chrysler Capital”) to facilitate Chrysler vehicle retail sales. We also originate loans through selected independent automobile dealers, such as CarMax, through national and regional banks as well as through relationships with other original equipment manufacturers (“OEMs”). Additionally, we directly originate and refinance vehicle loans via our branded online platform, RoadLoans.com, which is available through major online affiliates including Cars.com, AutoTrader.com, and eBay Motors. Moreover, we periodically purchase retail vehicle loan portfolios from other lenders.

We also provide unsecured consumer loans, primarily through relationships with Bluestem Brands (“Bluestem”), a retailer, and LendingClub Corporation (“LendingClub”), a peer-to-peer lending platform, to acquire and, in certain circumstances, service unsecured consumer loans. In addition, we continue to utilize our deep understanding of consumer finance to provide private label credit cards and other unsecured consumer finance products.

We derive significant benefits from our relationship with Banco Santander, S.A. (“Santander”), a leader in the banking and consumer finance industries and, as of June 30, 2014, the largest bank in the Eurozone by market capitalization. Santander has demonstrated its continuing commitment to us by extending us $4.8 billion in credit facilities, as well as a $0.5 billion letter of credit facility. Santander also provided us with financing to opportunistically acquire and/or convert several large portfolios of loans and certain operations from CitiFinancial Auto, Triad Financial, HSBC Auto, and GE Capital (recreational vehicle/marine portfolio), among others.

We have significant access to the capital markets: we have issued and sold over $30 billion in securitization transactions since 2010, obtained approximately $17.2 billion in committed credit lines and privately issued amortizing notes from large commercial banks, and entered into flow agreements with large commercial banks. On January 28, 2014, we completed an initial public offering (“IPO”) of 85,242,042 shares of our common stock on the NYSE, of which 70,725,821 shares of our common stock were sold by Sponsor Auto Finance Holdings Series LP (“Auto Finance Holdings”).

Our Markets

The consumer finance industry in the United States has approximately $2.6 trillion of outstanding borrowings and includes vehicle loans and leases, credit cards, home equity lines of credit, private student loans, and personal loans. As economic conditions continue to recover from the 2008-2009 downturn, there has been significant demand from consumers for loans and leases, particularly to finance the purchase of vehicles.

Our primary focus is the vehicle finance segment of the U.S. consumer finance industry. Vehicle finance includes loans and leases taken out by consumers to fund the purchase of new and used automobiles, motorcycles, recreational vehicles (“RVs”), and watercraft. The automobile finance segment comprises the significant majority of the vehicle finance market in the United States. As of March 31, 2014, there were approximately $875 billion of automobile loans outstanding. Most new and used car purchases in the U.S. are financed with either loans or leases. Historically, used car financing has made up a majority of our business. Most loans in the used car space, which is substantially fragmented, are made to nonprime borrowers and we believe we are a leader in nonprime auto loan originations. We compete with large national and regional banks, which are the biggest lenders in the used car finance space. Through Chrysler Capital and other relationships, we have been increasing, and expect to continue to increase, the proportion of loans and leases that we originate to finance consumer purchases of new automobiles and, by extension, to prime consumers, many of which may be sold to third parties.

We also participate in the unsecured consumer lending market, which includes credit cards, private student loans, point-of-sale financing, and personal loans. This market continues to represent an attractive opportunity for us. Consumers have faced declining access to traditional sources of consumer credit such as credit cards and home equity lines of credit over the past several years, while improving economic conditions have increased consumer demand for access to new sources of financing. We have entered into agreements with other participants in the unsecured consumer lending space to originate point-of-sale financing and personal loans.

In both the vehicle finance and unsecured consumer lending markets, we generate originations indirectly and directly. The indirect model requires relationships with third parties who are generally active in the market, are looking for an additional source of financing for their customers, and agree to direct certain customers to SCUSA. The direct model requires an internally managed platform through which consumers are able to make requests for credit directly to SCUSA. While we have historically focused on the indirect model, as part of our normal activity we are broadening our presence in the direct vehicle finance market through our RoadLoans.com platform and our unsecured consumer-lending platform. Additionally, as part of our normal activity, we continue to develop our relationships with third parties to further broaden our origination channels within these markets.

Our Strengths

Technology-Driven Platforms Drive Superior Credit and Operational Performance. We have internally developed proprietary software applications that we believe are highly effective and leverage nearly 20 years of consumer behavior across the full credit spectrum. These systems enable us to effectively monitor, price and manage risk on a real-time basis and at a highly granular level, including by vintage, origination channel, brand, and location where the loan or lease was originated. This technology also allows us to support our existing relationships and explore other origination and servicing relationships at a low marginal cost. Our internally generated data, acquired historical credit data, and extensive third-party data are utilized to continuously adapt our origination, servicing and risk management platforms to evolving consumer behavior and product performance. The strength of our platforms is demonstrated by our proactive decision to tighten credit standards prior to the recent economic downturn and by our successful origination and/or conversion of over $82 billion of assets onto our platform since 2008. Another benefit of our technology-driven platform is that it allows us to move quickly. For example, in 2010 we onboarded a portfolio of $14.4 billion in assets in just four months.

Highly Adaptive Business Model. We have demonstrated the ability to strengthen our presence and diversify within the consumer finance industry. We have successfully built mutually beneficial relationships with Chrysler, CarMax, other national automotive dealer groups, national and regional banks, and others. With Chrysler Capital, we expect to significantly bolster our vehicle finance portfolio, which we believe will more than offset the run-off of previously acquired portfolios, diversify our vehicle finance products, and continue to increase the volume of new vehicle financings. As of the month ended June 30, 2014, new vehicle financings as a percentage of our originations increased from approximately 10%-20% historically to over 40%. Additionally, our wide range of origination channels complements our granular risk management, allowing us to reduce growth in channels with pricing or risk concerns and supplement that volume with more attractive channels at that time. We have also entered into committed flow agreements with leading commercial banks under which we retain certain servicing rights that will provide us with additional and stable fee income. We believe we can quickly and efficiently provide similar or expanded offerings for others, including OEMs and consumer lenders. Further, our platforms will continue to facilitate our unsecured consumer lending and servicing programs.

Robust Financial Performance. We have been profitable every year for the last ten years, including throughout the most recent economic downturn. We believe this consistent profitability can be attributed to our credit analysis, pricing discipline, and efficient low-cost structure. In addition, while portions of our nonprime customer base produce relatively high losses, we structure and apply risk-adjusted pricing to these loans to produce attractive risk-adjusted yields that result in a consistent return on capital. As evidence of this, we delivered an average return on assets of 3.7% from 2009 to 2013 and a return on total common equity of more than 27% in each of those years and have continued to deliver similar levels of return on assets and equity year-to-date in 2014.

Deep Access to Committed Funding. We have access to diverse and stable financing sources, including in the broader capital markets. We have issued and sold over $30 billion of asset-backed securities (“ABS”) since 2010 and have been the largest U.S. issuer of retail auto ABS since 2011. We have significant bank funding relationships, with third-party banks and Santander currently providing approximately $17.2 billion and $4.8 billion, respectively, in committed financing. We also have a $17 billion retail flow agreement in place with Bank of America, a $7 billion retail flow agreement in place with Citizens Bank of Pennsylvania (a subsidiary of RBS Citizens Financial Group) and dealer lending and lease origination agreements in place with Santander Bank N.A. (“SBNA,” formerly Sovereign Bank), which is wholly owned by Santander. We receive a fee for facilitating and servicing loans originated under these arrangements. Further, we have been able to attract a substantial amount of third-party capital from our private equity sponsors.

Strong Relationship with Santander. Santander, operating through Santander Consumer Finance’s pan-European platform, is one of the top three consumer lending companies and is a leading non-captive vehicle lender in twelve European countries. Santander Consumer Finance’s eleven global OEM relationships and large vehicle loan portfolio provide future opportunities for us. Santander, a deposit-funded lender, also has provided us with significant funding support, both through existing committed liquidity and opportunistic extensions of credit. Because of our relationship with Santander, we are subject to the regulatory oversight of the Federal Reserve System (the “Federal Reserve”).

Experienced Management Team. Our management team has ably steered the company through economic expansions as well as downturns, as evidenced by our strong financial performance in 2008 and 2009. Thomas G. Dundon, our Chairman and Chief Executive Officer and one of our founders, has approximately 21 years of experience in the consumer finance industry. In addition, Jason Kulas, our President and Chief Financial Officer, has approximately 19 years of experience in the financial services industry and eight years of experience as our Chief Financial Officer. Further, our senior management team has an average of over 17 years of experience across the financial services and consumer industries. Our management continues to hold meaningful stakes in the Company. Mr. Dundon currently holds approximately 10.03% of our outstanding common stock and options to purchase an additional 3.28%, and the remainder of our senior management team in aggregate holds approximately 0.10% of our common stock and options to purchase an additional 0.88%.

Our Business Strategy

Our primary goal is to create stockholder value by leveraging our systems, data, liquidity and management. Our strategy is to continue to efficiently underwrite, originate and service consumer assets while controlling balance sheet growth.

Strengthen Our Vehicle Finance Franchise

Advancement in Indirect Auto Finance. We have a deep knowledge of consumer behavior across the full credit spectrum and are a key player in the U.S. vehicle finance market. We have the ability to continue to increase our market penetration in the vehicle finance market, subject to attractive market conditions, via the number and depth of our relationships. We plan to achieve this in part through rolling out alliance programs with national vehicle dealer groups and financial institutions, including banks, credit unions, and other lenders, in both the prime and nonprime vehicle finance markets. Our technology-based platform enables us to integrate seamlessly with other originators and thereby benefit from their channels and brands.

Uncover Fee-Based Income Opportunities. We seek out opportunities to leverage our sophisticated and adaptable servicing platform for both prime and nonprime loans, as well as other vehicle finance and unsecured consumer lending products. We collect fees to originate and service loan portfolios for third parties, and we handle both secured and unsecured loan products across the full credit spectrum. Loans sold to or sourced to third parties through flow agreements, servicing agreements and other efficient funding arrangements also provide additional opportunities to service large vehicle loan pools. We believe our loan servicing business is scalable and provides an attractive return on equity, and we intend to continue to develop new third-party relationships to increase its size. In 2014, we have added over $3.4 billion of assets to our portfolio of assets serviced for others.

Strategic Alliances with OEMs. We plan to continue OEM relationships to drive incremental origination volume. The loans and leases originated through Chrysler Capital should provide us with the majority of our near-term expected growth. In addition, the experience gained in lease and dealer financing can be applied to improve origination volume through the rest of our dealer base. Our relationship with Chrysler has accelerated our transformation into a full-service vehicle finance company that provides financial products and services to consumers and automotive dealers. In addition to the Chrysler Agreement, we have a program with Nissan, pursuant to which we serve as a preferred finance provider for dealers in certain geographic markets.

Strengthen Direct-to-Consumer Exposure. We are working to further diversify our vehicle finance product offerings by continuing our web-based, direct-to-consumer offerings. Our RoadLoans.com program is a preferred finance resource for many major vehicle shopping websites, including Cars.com, AutoTrader.com, and eBay Motors. In addition, we are working to integrate our direct-to-consumer offerings with many of the major vehicle brands in the United States, including Chrysler, Jeep, Dodge, Ram, and Fiat. We will continue to focus on securing relationships with additional vehicle-related websites.

Continue to Develop Our Unsecured Consumer Lending Platform

We are further diversifying our business through our strategic relationships in the unsecured consumer lending space, which is a rapidly growing segment of the consumer finance market in the United States. Our ability to offer these products is derived from our expertise in originating nonprime vehicle retail loans, our data on consumers across the credit spectrum, and Santander’s expertise in the unsecured consumer lending industry. One of our strategic consumer finance relationships is with Bluestem. Bluestem’s customers rely on Bluestem proprietary credit products at point of sale to make purchases, and we have committed to purchase certain loans through April 2020, which may be extended to April 2022 at Bluestem’s option. We also have a strategic relationship with LendingClub, pursuant to which we invest in or purchase personal loans. Furthermore, we have certain private label credit card initiatives, including several through our relationship with a point-of-sale lending technology company.

Risks Associated with Our Business Strategy

Investing in our common stock involves substantial risk. Although we have set forth our competitive strengths and strategy above, our ability to execute our strategy and strengthen our business is subject to certain challenges and risks. The vehicle finance industry is a competitive and highly fragmented industry, with no individual lender capturing more than 10% of the market. We may be at a competitive disadvantage with regard to certain of our competitors who are able to provide financing on more favorable terms or who have more beneficial relationships with automobile manufacturers and dealerships. This competition could reduce our market share or cause us to be unable to successfully execute all or part of our strategy. Some of the more significant challenges and risks include the following:

We are subject to certain banking regulations that limit our business activities, including our ability to pay dividends and enter into certain business transactions without the approval of the Federal Reserve. We are subject to certain banking regulations, including oversight by the Federal Reserve, which has the power to impose substantial fines and other penalties for violations that we may commit, and has the authority to approve or disallow acquisitions, the payment of dividends or other activities we may contemplate. To the extent that we are subject to banking regulations, we could be at a competitive disadvantage because some of our competitors are not subject to these limitations.

Adverse economic conditions in the United States and worldwide may negatively impact our results. We are subject to changes in general economic conditions that are beyond our control, such as periods of economic slowdown, increased unemployment rates and disruptions in the global financial markets, which could decrease consumer demand for automobiles and other consumer products and increase our delinquencies, defaults, repossessions and losses.

Our business could be negatively impacted if our access to funding is reduced. We rely upon our ability to sell securities in the ABS market and upon our ability to access various credit facilities to fund our operations, and the continued availability of these funding sources depends, in part, on factors outside of our control. If these sources of funding become unavailable to us, we may have to curtail our loan acquisition and origination activities.

We face significant risks implementing our business strategy, some of which are outside our control. Our ability to execute our strategy of strengthening our vehicle finance franchise and strengthening our unsecured consumer lending platform is subject to risks such as the inherent uncertainty regarding general economic conditions, our ability to obtain adequate financing for our new initiatives, changes in the applicable laws and regulatory environment, the degree of competition in new markets and our ability to recruit qualified personnel.

Our agreement with Chrysler may not result in currently anticipated success and is subject to certain performance conditions that could result in termination of the agreement. The loans and leases originated through Chrysler Capital are expected to provide us with the majority of our projected advancement over the next several years. If we are unable to realize the expected benefits of our relationship with Chrysler, or if our agreement with Chrysler were to terminate for failure to meet certain milestones and performance metrics, our future success would be negatively impacted.

Our business could be negatively impacted if we are unsuccessful in developing and maintaining relationships with automobile dealerships. Our ability to acquire loans and automotive leases is reliant on our relationships with reputable automotive dealers that direct consumers to our offices or originate loans at the point-of-sale, which we subsequently purchase. None of our relationships are exclusive, and they may be terminated at any time.

Our financial condition, liquidity, and results of operations depend on the credit performance of our loans. Nonprime receivables, which comprise more than 85% of our consumer loans, experience higher default rates than prime receivables, which subjects us to a higher risk of losses on those receivables. In addition, our prime portfolio, for which we have less ability to make risk adjustments to pricing compared to our nonprime loan portfolio, is growing. As a result, a larger proportion of our business will consist of loans with respect to which we have less flexibility to adjust pricing to absorb losses.

The above list is not exhaustive, and we face additional challenges and risks. Before you invest in our common stock, you should carefully consider all of the information in this prospectus, including matters set forth under the section entitled “Risk Factors” and other information and documents incorporated herein by reference.

Reorganization

In July 2013, Santander Consumer USA Inc., an Illinois corporation (“SCUSA Illinois”), formed Santander Consumer USA Holdings Inc., a Delaware corporation (“SCUSA Delaware”), and SCUSA Merger Sub Inc., an Illinois corporation and a wholly owned subsidiary of SCUSA Delaware (“SCUSA Merger Sub”). On January 16, 2014, pursuant to an Agreement and Plan of Merger by and among SCUSA Illinois, SCUSA Delaware and SCUSA Merger Sub, SCUSA Merger Sub merged with and into SCUSA Illinois, with SCUSA Illinois surviving the merger as a wholly owned subsidiary of SCUSA Delaware, the registrant. In the merger, all of the outstanding shares of common stock of SCUSA Illinois were exchanged for shares of SCUSA Delaware common stock on a 2.6665 for 1.00 basis. We refer to these transactions as the “Reorganization.” The Reorganization has not resulted in any change of the business, management, jobs, fiscal year, assets, liabilities, or location of the principal facilities of SCUSA Illinois.

Principal Stockholder and Selling Stockholder

The majority of our common stock is currently held by Santander Holdings USA, Inc. (“SHUSA”), a wholly owned subsidiary of Santander, which we sometimes refer to as our “Principal Stockholder.”

SHUSA is a bank holding company with total assets of $112 billion as of June 30, 2014. SHUSA’s primary assets include our common stock and all of the stock of SBNA, whose primary business consists of attracting deposits from its network of over 700 retail branches and originating small business loans, middle market commercial loans, multi-family loans, residential mortgage loans, home equity loans and lines of credit, and vehicle and other consumer loans in the communities served by its branches.

On October 20, 2011, SCUSA Illinois and SHUSA entered into an investment agreement with Auto Finance Holdings, an entity jointly owned by investment funds affiliated with Warburg Pincus LLC, Kohlberg Kravis Roberts & Co. L.P. and Centerbridge Partners, L.P., as well as by DFS Sponsor Investments LLC and our President and Chief Financial Officer. On October 20, 2011, we also entered into an investment agreement with DDFS, LLC (“DDFS”), an entity owned by Mr. Dundon. We sometimes refer to Auto Finance Holdings as the selling stockholder.

On December 31, 2011, SCUSA Illinois completed (i) the sale to Auto Finance Holdings of an aggregate number of 86,496,266 shares of common stock of SCUSA Illinois (on an as-adjusted basis to account for the Reorganization) for an aggregate purchase price of $1.0 billion and (ii) the sale to DDFS of 13,707,059 shares of common stock of SCUSA Illinois (on an as-adjusted basis to account for the Reorganization) for aggregate consideration of $158.2 million, a portion of which was financed under a general line of credit extended by an affiliate of Santander to DDFS. These sales are collectively referred to as the “Equity Transaction.” On January 28, 2014, we completed our IPO of 85,242,042 shares of our common stock on the NYSE. Auto Finance Holdings sold 70,725,821 shares of our common stock in the IPO. See “Certain Relationships and Related Party Transactions” and “Principal and Selling Stockholders” and the documents referred to herein for more information with respect to our relationship with our Principal Stockholder.

Additional Information

Our principal executive offices are located at 1601 Elm St., Suite #800, Dallas, Texas 75201, and our telephone number is (214) 634-1110. Our Internet address is www.santanderconsumerusa.com. Information on, or accessible through, our website is not part of this prospectus.

THE OFFERING

Common stock offered for resale by the selling stockholder	Up to 14,178,779 shares of common stock.

Selling stockholder	Sponsor Auto Finance Holdings Series LP.

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling stockholder. See “Principal and Selling Stockholders” and “Plan of Distribution.”

Voting rights	One vote per share.

Dividend policy	We operate in a highly regulated industry and are subject to various U.S. federal and state laws and regulatory authorities. Because SHUSA is our largest and controlling stockholder and a bank holding company, we are subject to certain bank regulations, including oversight by the Office of the Comptroller of the Currency, the Bank of Spain, the Consumer Financial Protection Bureau (“CFPB”) and the Federal Reserve. These regulators have the ability to limit certain of our activities, including the timing and amount of dividends and other limitations on our growth. In May 2014, the Federal Reserve informed SHUSA that until the Federal Reserve issues a non-objection to SHUSA’s capital plan, any dividend by us will require prior receipt of a written non-objection from the Federal Reserve. We will not be permitted to pay dividends until such time as SHUSA has submitted to the Federal Reserve a capital plan and either the Federal Reserve issues a non-objection to such plan or the Federal Reserve otherwise issues its written non-objection to the payment of a dividend by us. The payment of any future dividends will also be subject to the discretion of our Board of Directors and our Board of Directors may, at any time, modify or revoke our dividend policy on our common stock. See “Dividend Policy” for a description of the restrictions on our ability to pay dividends.

NYSE ticker symbol	“SC.”

Risk factors	Please read the section entitled “Risk Factors” beginning on page 13 for a discussion of some of the factors you should consider before buying our common stock.

Summary Historical Consolidated Financial Data

The following table sets forth our summary historical consolidated financial and other data. The summary consolidated statement of income data for the years ended December 31, 2013, 2012 and 2011, and the summary consolidated balance sheet data at December 31, 2013 and 2012 has been derived from, and is qualified by reference to, our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and incorporated by reference herein and should be read in conjunction with those consolidated financial statements and notes thereto. The summary consolidated balance sheet data at December 31, 2011, 2010 and 2009 and summary consolidated income statement data for the years ended December 31, 2010 and 2009 has been derived from audited consolidated financial statements that are not included or incorporated by reference in this prospectus. The summary condensed consolidated statement of income data for the three and six months ended June 30, 2014 and 2013 and the summary condensed consolidated balance sheet data at June 30, 2014 are derived from, and qualified by reference to, our unaudited interim condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended June 30, 2014 and incorporated by reference herein and should be read in conjunction with those consolidated financial statements and notes thereto.

Because the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes, you should read it in conjunction with “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the period ended June 30, 2014, which we incorporated by reference herein.

	Three Months Ended		Six Months Ended		Year Ended December 31,
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013	2013	2012	2011	2010	2009
	(Dollar amounts in thousands, except per share data)
Income Statement Data
Interest on individually acquired retail installment contracts	$1,025,622	$778,611	$2,013,675	$1,454,229	$3,227,845	$2,223,833	$1,695,538	$1,308,728	$1,281,515
Interest on purchased receivables portfolios	52,482	105,194	121,420	240,475	410,213	704,770	870,257	734,634	218,240
Interest on receivables from dealers	1,276	1,727	2,606	2,735	6,663	7,177	14,394	24,137	5,255
Interest on unsecured consumer loans	84,068	14,843	166,076	14,843	128,351	—	—	—	—

Interest on finance receivables and loans	1,163,448	900,375	2,303,777	1,712,282	3,773,072	2,935,780	2,580,189	2,067,499	1,505,010
Net leased vehicle income	39,803	3,002	66,857	3,002	33,398	—	—	—	—
Other finance and interest income	874	2,156	1,124	4,841	6,010	12,722	14,324	9,079	5,230
Interest expense	128,314	87,476	252,760	170,473	408,787	374,027	418,526	316,486	235,031

Net finance and other interest income	1,075,811	818,057	2,118,998	1,549,652	3,403,693	2,574,475	2,175,987	1,760,092	1,275,209
Provision for loan losses on individually acquired retail installment contracts	527,362	375,281	1,184,068	626,922	1,651,416	1,119,074	741,559	750,625	720,938
Increase (decrease) in allowance related to purchased receivables portfolios	(8,326)	(7,616)	(28,512)	(42,064)	7,716	3,378	77,662	137,600	—
Provision for loan losses on receivables from dealers	(112)	1,490	(167)	1,490	1,090	—	—	—	—
Provision for loan losses on unsecured consumer loans	70,212	39,256	132,341	39,256	192,745	—	—	—	—

	Three Months Ended		Six Months Ended		Year Ended December 31,
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013	2013	2012	2011	2010	2009
	(Dollar amounts in thousands, except per share data)
Provision for loan losses	589,136	408,411	1,287,730	625,604	1,852,967	1,122,452	819,221	888,225	720,938
Profit sharing	24,056	7,564	56,217	7,564	78,246	—	—	—	—
Other income	138,731	54,409	274,254	130,538	311,566	295,689	452,529	249,028	48,096
Operating expenses	211,226	171,298	529,674	320,172	698,958	559,163	557,083	404,840	249,012

Income before tax expense	390,124	285,193	519,631	726,850	1,085,088	1,188,549	1,252,212	716,055	353,355
Income tax expense	143,643	104,129	191,684	256,927	389,418	453,615	464,034	277,944	143,834

Net income	246,481	181,064	327,947	469,923	695,670	734,934	788,178	438,111	209,521
Noncontrolling interests	—	854	—	2,397	1,821	(19,931)	(19,981)	—	—

Net income attributable to Santander Consumer USA Holdings Inc. shareholders	246,481	181,918	327,947	472,320	697,491	715,003	768,197	438,111	209,521
Share Data
Weighted-average common shares outstanding
Basic	348,826,897	346,171,491	348,465,666	346,168,144	346,177,515	346,164,717	246,056,761	245,781,739	245,781,739
Diluted	356,381,921	346,171,491	356,008,288	346,168,144	346,177,515	346,164,717	246,056,761	245,781,739	245,781,739
Earnings per share attributable to Santander
Basic	$0.71	$0.53	$0.94	$1.36	$2.01	$2.07	$3.12	$1.78	$0.85
Diluted	$0.69	$0.53	$0.92	$1.36	$2.01	$2.07	$3.12	$1.78	$0.85
Dividends declared per share of common stock	$0.15	$0.84	$0.15	$0.84	$0.84	$2.12	$1.89	$1.63	—
Balance Sheet Data
Finance receivables and loans	$22,887,223	$19,325,064	$22,887,223	$19,325,064	$21,351,046	$16,265,820	$16,715,703	$15,032,046	$7,466,267
Goodwill and intangible assets	127,693	127,990	127,693	127,990	128,720	126,700	125,427	126,767	142,198
Total assets	29,732,396	22,778,430	29,732,396	22,778,430	26,401,896	18,741,644	19,404,371	16,773,021	8,556,177
Total borrowings	26,154,610	19,907,914	26,154,610	19,907,914	23,295,660	16,227,995	16,790,518	15,065,635	7,525,930
Total liabilities	26,630,138	20,308,367	26,630,138	20,308,367	23,715,064	16,502,178	17,167,686	16,005,404	7,838,862
Total equity	3,102,258	2,470,063	3,102,258	2,470,063	2,686,832	2,239,466	2,236,685	767,617	717,315
Allowance for loan losses	3,080,308	2,081,629	3,080,308	2,081,629	2,539,430	1,774,002	1,208,475	840,599	384,396
Other Information
Charge-offs, net of recoveries, on individually acquired retail installment contracts	$303,326	$171,580	$648,114	$317,971	$1,074,144	$556,925	$451,345	$432,022	$630,084
Charge-offs, net of recoveries, on purchased receivables portfolios	15,320	46,320	38,843	82,814	178,932	451,529	573,788	277,345	53,760
Charge-offs, net of recoveries on unsecured consumer loans	60,448	6	98,737	6	13,395	—	—	—	—
Charge-offs, net of recoveries	379,094	217,906	785,694	400,791	1,266,471	1,008,454	1,025,133	709,367	683,844
End of period Delinquent principal over 60 days	1,016,021	769,048	1,016,021	769,048	1,102,373	865,917	767,838	579,627	502,254
End of period Gross finance receivables and loans	26,606,773	22,090,296	26,606,773	22,090,296	24,542,911	18,655,497	18,754,938	16,843,774	8,309,153
End of period Gross finance receivables, loans, and leases	30,668,759	22,574,572	30,668,759	22,574,572	26,822,857	18,655,497	18,754,938	16,843,774	8,309,153

	Three Months Ended		Six Months Ended		Year Ended December 31,
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013	2013	2012	2011	2010	2009
	(Dollar amounts in thousands, except per share data)
Average gross individually acquired retail installment contracts	23,372,480	16,895,083	22,824,981	15,877,797	18,097,082	12,082,026	8,843,036	6,631,231	5,690,833
Average gross purchased receivables portfolios	1,416,163	3,272,751	1,591,711	3,643,336	3,041,992	6,309,497	7,270,080	4,978,727	975,080
Average Gross receivables from dealers	130,769	171,962	129,579	146,218	173,506	110,187	169,098	502,011	600,166
Average Gross unsecured consumer loans	1,333,612	181,331	1,267,853	103,618	425,229	—	—	—	—
Average Gross finance receivables and loans	26,253,025	20,521,127	25,814,777	19,770,969	21,737,809	18,501,710	16,282,215	12,111,969	7,266,079
Average Gross finance receivables, loans, and leases	30,076,820	20,692,397	29,130,778	19,868,838	22,499,225	18,501,710	16,282,215	12,111,969	7,266,079
Average Total assets	29,306,142	20,931,654	28,525,476	20,073,107	22,558,567	18,411,012	16,067,623	11,984,997	6,930,260
Average Debt	25,852,175	18,065,400	25,190,609	17,274,181	19,675,851	15,677,522	14,557,370	10,672,331	6,083,953
Average Total equity	2,988,213	2,452,913	2,897,741	2,414,843	2,498,831	2,312,781	916,219	850,219	594,097
Ratios
Yield on individually acquired retail installment contracts	17.6%	18.4%	17.6%	18.3%	17.8%	18.4%	19.2%	19.7%	22.5%
Yield on purchased receivables portfolios	14.8%	12.9%	15.3%	13.2%	13.5%	11.2%	12.0%	14.8%	22.4%
Yield on receivables from dealers	3.9%	4.0%	4.0%	3.7%	3.8%	6.5%	8.5%	4.8%	0.9%
Yield on unsecured consumer loans	25.2%	32.7%	26.2%	28.6%	30.2%	—	—	—	—
Yield on earning assets	16.0%	17.5%	16.3%	17.3%	16.9%	15.9%	15.8%	17.1%	20.7%
Cost of debt	2.0%	1.9%	2.0%	2.0%	2.1%	2.4%	2.9%	3.0%	3.9%
Net interest margin	14.3%	15.8%	14.5%	15.6%	15.1%	13.9%	13.4%	14.5%	17.6%
Efficiency ratio	17.4%	19.6%	22.1%	19.1%	18.8%	19.5%	21.2%	20.2%	18.8%
Return on average assets	3.4%	3.5%	2.3%	4.7%	3.1%	4.0%	4.9%	3.7%	3.0%
Return on average equity	33.0%	29.5%	22.6%	38.9%	27.8%	31.8%	86.0%	51.5%	35.3%
Net charge-off ratio on individually acquired retail installment contracts	5.2%	4.1%	5.7%	4.0%	5.9%	4.6%	5.1%	6.5%	11.1%
Net charge-off ratio on purchased receivables portfolios	4.3%	5.7%	4.9%	4.5%	5.9%	7.2%	7.9%	5.6%	5.5%
Net charge-off ratio on unsecured consumer loans	18.1%	0.0%	15.6%	0.0%	3.2%	—	—	—	—
Net charge-off ratio	5.8%	4.2%	6.1%	4.1%	5.8%	5.5%	6.3%	5.9%	9.4%
Delinquency ratio, end of period	3.8%	3.5%	3.8%	3.5%	4.5%	4.6%	4.1%	3.4%	6.0%
Tangible common equity to tangible assets (1)	10.0%	10.3%	10.0%	10.3%	9.7%	11.3%	11.0%	3.8%	6.8%
Common stock dividend payout ratio	21.2%	159.6%	16.0%	61.5%	41.6%	102.8%	60.6%	91.3%	—
Allowance to loans	11.6%	9.4%	11.6%	9.4%	10.3%	9.5%	6.4%	5.0%	4.6%

“Yield on earning assets” is defined as the ratio of the sum of Interest on finance receivables and loans and Leased vehicle income, net of Leased vehicle expense, to Average gross finance receivables, loans and leases

“Cost of debt” is defined as the ratio of Interest expense to Average debt

“Net interest margin” is defined as the ratio of Net interest income to Average gross finance receivables, loans and leases

“Efficiency ratio” is defined as the ratio of Operating expenses to the sum of Net finance and other interest income and Other income

“Return on average assets” is defined as the ratio of Net income to Average total assets

“Return on average equity” is defined as the ratio of Net income to Average total equity

“Net charge-off ratio” is defined as the ratio of Charge-offs, net of recoveries, to average balance of the respective portfolio

“Delinquency ratio” is defined as the ratio of End of period Delinquent principal over 60 days to End of period Gross finance receivables and loans

“Tangible common equity to tangible assets” is defined as the ratio of Total equity, excluding Goodwill and intangible assets, to Total assets, excluding Goodwill and intangible assets

“Common stock dividend payout ratio” is defined as the ratio of Dividends declared per share of common stock to Earnings per share attributable to Santander Consumer USA Holdings Inc. shareholders

“Allowance to loans” is defined as the ratio of Allowance for loan losses to End of period Gross finance receivables and loans

(1) A reconciliation from GAAP to this non-GAAP measure is as follows:

	June 30, 2014	June 30, 2013	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009
	(Dollar amounts in thousands)
Total equity	$3,102,258	$2,470,063	$2,686,832	$2,239,466	$2,236,685	$767,617	$717,315
Deduct: Goodwill and intangibles	(127,693)	(127,990)	(128,720)	(126,700)	(125,427)	(126,767)	(142,198)

Tangible common equity	$2,974,565	$2,342,073	$2,558,112	$2,112,766	$2,111,258	$640,850	$575,117

Total assets	$29,732,396	$22,778,430	$26,401,896	$18,741,644	$19,404,371	$16,773,021	$8,556,177
Deduct: Goodwill and intangibles	(127,693)	(127,990)	(128,720)	(126,700)	(125,427)	(126,767)	(142,198)

Tangible assets	$29,604,703	$22,650,440	$26,273,176	$18,614,944	$19,278,944	$16,646,254	$8,413,979

Equity to assets ratio	10.4%	10.8%	10.2%	11.9%	11.5%	4.6%	8.4%

Tangible common equity to tangible assets	10.0%	10.3%	9.7%	11.3%	11.0%	3.8%	6.8%

Our board of directors considers, among other things, the non-GAAP financial measure “tangible common equity to tangible assets” to monitor and set limits on our leverage. We believe that this non-GAAP financial measure provides both management and investors a more complete understanding of the underlying operational results and trends and our marketplace performance.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as all of the other information contained in this prospectus and the documents incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, our Quarterly Reports on Form 10-Q for the periods ended March 31, 2014 and June 30, 2014 and our consolidated financial statements, and the related notes thereto, before deciding to invest in our common stock. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations, and cash flow. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to our Business

Adverse economic conditions in the United States and worldwide may negatively impact our results.

We are subject to changes in general economic conditions that are beyond our control. During periods of economic slowdown such as the recent economic downturn, delinquencies, defaults, repossessions, and losses generally increase while proceeds from auction sales decrease. These periods may also be accompanied by increased unemployment rates, decreased consumer demand for automobiles and other consumer products, and declining values of automobiles and other consumer products securing outstanding accounts, which weaken collateral coverage and increase the amount of a loss in the event of default. Additionally, higher gasoline prices, unstable real estate values, reset of adjustable rate mortgages to higher interest rates, general availability of consumer credit, or other factors that impact consumer confidence or disposable income could increase loss frequency and decrease consumer demand for automobiles and other consumer products as well as weaken collateral values on certain types of automobiles and other consumer products. Because our historical focus has been predominantly on nonprime consumers, the actual rates of delinquencies, defaults, repossessions, and losses on these loans could be more dramatically affected by a general economic downturn. In addition, during an economic slowdown or recession, our servicing costs may increase without a corresponding increase in our finance charge income. Furthermore, our business is significantly affected by monetary and regulatory policies of the U.S. federal government and its agencies. Changes in any of these policies are influenced by macroeconomic conditions and other factors that are beyond our control and could have a material adverse effect on us through interest rate changes, costs of compliance with increased regulation, and other factors.

Although market conditions have improved, unemployment in the United States remains at elevated levels, and conditions remain challenging for financial institutions. Furthermore, certain Eurozone member countries have fiscal outlays that exceed their fiscal revenue, which has raised concerns about such countries’ abilities to continue to service their debt and foster economic growth. A weakened European economy could undermine investor confidence in European financial institutions and the stability of European member economies. Notwithstanding its geographic diversification, this could adversely impact Santander, with whom we have a significant relationship. Such events could also negatively affect U.S.-based financial institutions, counterparties with which we do business, and the stability of the global financial markets. Disruptions in the global financial markets have also adversely affected the corporate bond markets, debt and equity underwriting, and other elements of the financial markets. In recent years, downgrades of the sovereign debt of some European countries have resulted in increased volatility in capital markets and have caused some lenders and institutional investors to reduce and, in some cases, cease to provide funding to certain borrowers, including other financial institutions. The impact on available credit, increased volatility in the financial markets, and reduced business activity has adversely affected, and may continue to adversely affect, our businesses, capital, liquidity, or other financial conditions and results of operations, and access to credit.

The process we use to estimate losses inherent in our credit exposure requires complex judgments, including forecasts of economic conditions and how those economic conditions might impair the ability of our borrowers to repay their loans. The degree of uncertainty concerning economic conditions may adversely affect the accuracy of our estimates, which may, in turn, impact the reliability of the process and the quality of our assets.

Our business could be negatively impacted if our access to funding is reduced.

We rely upon our ability to sell securities in the ABS market and upon our ability to access various credit facilities to fund our operations. The ABS market, along with credit markets in general, experienced unprecedented disruptions during the recent economic downturn. Although market conditions have improved since 2009, for a number of years following the economic downturn, certain issuers experienced increased risk premiums while there was a relatively lower level of investor demand for certain ABS (particularly those securities backed by nonprime collateral). In addition, the risk of volatility surrounding the global economic system and uncertainty surrounding regulatory reforms such as the Dodd-Frank Act continue to create uncertainty around access to the capital markets. As a result, there can be no assurance that we will continue to be successful in selling securities in the ABS market. Adverse changes in our ABS program or in the ABS market generally could materially adversely affect our ability to securitize loans on a timely basis or upon terms acceptable to us. This could increase our cost of funding, reduce our margins or cause us to hold assets until investor demand improves.

We also depend on various credit facilities and flow agreements to fund our future liquidity needs. We cannot guarantee that these financing sources will continue to be available beyond the current maturity dates, on reasonable terms, or at all. As our volume of loan acquisitions and originations increases, especially due to our recent relationship with Chrysler, we will require the expansion of our borrowing capacity on our existing credit facilities and flow agreements or the addition of new credit facilities and flow agreements. The availability of these financing sources depends, in part, on factors outside of our control, including regulatory capital treatment for unfunded bank lines of credit, the financial strength and strategic objectives of Santander and the other banks that participate in our credit facilities and flow agreements, and the availability of bank liquidity in general. We may also experience the occurrence of events of default or breach of financial covenants, which could reduce our access to bank funding. In the event of a sudden or unexpected shortage of funds in the banking system, we cannot be sure that we will be able to maintain necessary levels of funding without incurring high funding costs, a reduction in the term of funding instruments, or the liquidation of certain assets.

We have not experienced a significant increase in risk premiums or cost of funding to date, but we are not isolated from general market conditions that may affect issuers of ABS and other borrowers and we could experience increased risk premiums or funding costs in the future. In addition, if the sources of funding described above are not available to us on a regular basis for any reason, we may have to curtail or suspend our loan acquisition and origination activities. Downsizing the scale of our business would have a material adverse effect on our financial position, liquidity, and results of operations.

We face significant risks in implementing our growth strategy, some of which are outside our control.

We intend to continue our growth strategy to (i) expand our vehicle finance franchise by increasing market penetration via the number and depth of our relationships in the vehicle finance market, pursuing additional relationships with OEMs, and expanding our direct-to-consumer footprint and (ii) grow our unsecured consumer lending platform. Our ability to execute this growth strategy is subject to significant risks, some of which are beyond our control, including:

•	the inherent uncertainty regarding general economic conditions;

•	our ability to obtain adequate financing for our expansion plans;

•

the prevailing laws and regulatory environment of each state in which we operate or seek to operate, and, to the extent applicable, federal laws and regulations, which are subject to change at any time;

•	the degree of competition in new markets and its effect on our ability to attract new customers;

•	our ability to recruit qualified personnel, in particular in areas where we face a great deal of competition; and

•	our ability to obtain and maintain any regulatory approvals, government permits, or licenses that may be required on a timely basis.

Our recent agreement with Chrysler may not result in currently anticipated levels of growth and is subject to certain performance conditions that could result in termination of the agreement.

In February 2013, we entered into a ten-year Master Private Label Financing Agreement (the “Chrysler Agreement”) with Chrysler whereby we launched the Chrysler Capital brand, which originates private-label loans and leases to facilitate the purchase of Chrysler vehicles by consumers and Chrysler-franchised automotive dealers. The financing services that we provide under the Chrysler Agreement, which launched May 1, 2013, include credit lines to finance Chrysler-franchised dealers’ acquisitions of vehicles and other products that Chrysler sells or distributes, automotive loans and leases to finance consumer acquisitions of new and used vehicles at Chrysler-franchised dealerships, financing for commercial and fleet customers, and ancillary services. In addition, we will offer dealers dealer loan financing, construction loans, real estate loans, working capital loans, and revolving lines of credit. In accordance with the terms of the Chrysler Agreement, in May 2013 we paid Chrysler a $150 million upfront, nonrefundable payment, which will be amortized over ten years but would be recognized as expense immediately if the Chrysler Agreement is terminated in accordance with its terms.

As part of the Chrysler Agreement, we received limited exclusivity rights to participate in specified minimum percentages of certain of Chrysler’s financing incentive programs, which include loan rate subvention and automotive lease residual support subvention. We have committed to certain revenue sharing arrangements, as well as to considering future revenue sharing opportunities. We will bear the risk of loss on loans originated pursuant to the Chrysler Agreement, but Chrysler will share in any residual gains and losses in respect of automotive leases, subject to specific provisions in the Chrysler Agreement, including limitations on our participation in gains and losses. In addition, under the Chrysler Agreement, Chrysler has the option to acquire, for fair market value, an equity participation in an operating entity through which the financial services contemplated by the Chrysler Agreement are offered and provided, through either an equity interest in the new entity or participation in a joint venture or other similar business relationship or structure. There is no maximum limit on the size of Chrysler’s potential equity participation. Although the Chrysler Agreement contains provisions that are designed to address a situation in which the parties disagree on the fair market value of the equity participation interest, there is a risk that we ultimately receive less than what we believe to be the fair market value for such interest.

The Chrysler Agreement is subject to early termination in certain circumstances, including the failure by either party to comply with certain of their ongoing obligations under the Chrysler Agreement. Chrysler may also terminate the agreement, among other circumstances, if (i) we fail to meet certain performance metrics, including certain penetration and approval rate targets, during the term of the agreement, (ii) a person other than Santander and its affiliates or our other stockholders owns 20% or more of our common stock and Santander and its affiliates own fewer shares of common stock than such person, (iii) we become, control, or become controlled by, an OEM that competes with Chrysler or (iv) if certain of our credit facilities become impaired.

The loans and leases originated through Chrysler Capital are expected to provide us with a significant portion of our projected growth over the next several years. Our ability to realize the full strategic and financial benefits of our relationship with Chrysler depends in part on the successful development of our Chrysler Capital business, which will require a significant amount of management’s time and effort. If we are unable to realize the expected benefits of our relationship with Chrysler, or if the Chrysler Agreement were to terminate, our ability to generate or grow revenues could be reduced, and we may not be able to implement our business strategy, which would negatively impact our future growth.

Our business could be negatively impacted if we are unsuccessful in developing and maintaining relationships with automobile dealerships.

Our ability to acquire loans and automotive leases is reliant on our relationships with automotive dealers. In particular, our automotive finance operations depend in large part upon our ability to establish and maintain relationships with reputable automotive dealers that direct customers to our offices or originate loans at the point-of-sale, which we subsequently purchase. Although we have relationships with certain automotive dealers, none of our relationships are exclusive and some of them are newly established and they may be terminated at any time. As a result of the recent economic downturn and contraction of credit to both dealers and their customers, there was an increase in dealership closures and our existing dealer base experienced decreased sales and loan volume in the past and may experience decreased sales and loan volume in the future, which may have an adverse effect on our business, results of operations, and financial condition.

A reduction in demand for our products and failure by us to adapt to such reduction could adversely affect our business, results of operations, and financial condition.

The demand for the products we offer may be reduced due to a variety of factors, such as demographic patterns, changes in customer preferences or financial conditions, regulatory restrictions that decrease customer access to particular products, or the availability of competing products. Should we fail to adapt to significant changes in our customers’ demand for, or access to, our products, our revenues could decrease significantly and our operations could be harmed. Even if we do make changes to existing products or introduce new products to fulfill customer demand, customers may resist such changes or may reject such products. Moreover, the effect of any product change on the results of our business may not be fully ascertainable until the change has been in effect for some time, and, by that time, it may be too late to make further modifications to such product without causing further harm to our business, results of operations, and financial condition.

Our financial condition, liquidity, and results of operations depend on the credit performance of our loans.

As of June 30, 2014, over 85% of our vehicle consumer loans and over 72% of our unsecured consumer loans are nonprime receivables with obligors who do not qualify for conventional consumer finance products as a result of, among other things, a lack of or adverse credit history, low income levels, and/or the inability to provide adequate down payments. While underwriting guidelines were designed to establish that, notwithstanding such factors, the obligor would be a reasonable credit risk, the receivables nonetheless will experience higher default rates than a portfolio of obligations of prime obligors. In the event of such a default on an auto loan, generally the most practical alternative is repossession of the financed vehicle, although the collateral value of the vehicle usually does not cover the outstanding account balance and costs of recovery. Repossessions and foreclosure sales that do not yield sufficient proceeds to repay the receivables in full could result in losses on those receivables. We repossessed 106,375 vehicles, incurring $687 million in net losses, during the six months ended June 30, 2014, of which 101,435 repossessions and 651 million of net losses were on nonprime receivables. We experienced a default rate of 6.3% for nonprime receivables and 2.0% for prime receivables during the six months ended June 30, 2014.

From time to time we are the subject of unfavorable news or editorial coverage and we, like many peer companies, are the subject of various complaint websites in connection with our repossession and collection activities. Regardless of merit, this type of negative publicity could damage our reputation and lead consumers to choose other consumer finance companies. This could, in turn, lead to decreased business which could have a material adverse impact on our financial position. We do not believe we have experienced any such impact as our lending is primarily indirect, with the end consumer interacting directly with a dealer rather than the finance company.

In addition, our prime portfolio is rapidly growing. While prime portfolios typically have lower default rates than nonprime portfolios, we have less ability to make risk adjustments to the pricing of prime loans compared to nonprime loans. As a result, a larger proportion of our business will consist of loans with respect to which we have less flexibility to adjust pricing to absorb losses. As a result of these factors, we may sustain higher losses than anticipated in our prime portfolio.

We depend on the accuracy and completeness of information about borrowers and counterparties and any misrepresented information could adversely affect our business, results of operations, and financial condition.

In deciding whether to approve loans or to enter into other transactions with borrowers and counterparties in our retail lending and commercial lending businesses, we may rely on information furnished to us by or on behalf of borrowers and counterparties, including financial statements and other financial information. We also may rely on representations of borrowers and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. If any of this information is intentionally or negligently misrepresented and such misrepresentation is not detected prior to loan funding, the value of the loan may be significantly lower than expected. Whether a misrepresentation is made by the loan applicant, another third party, or one of our employees, we generally bear the risk of loss associated with the misrepresentation. Our controls and processes may not have detected or may not detect all misrepresented information in our loan originations or from our business clients. Any such misrepresented information could adversely affect our business, financial condition, and results of operations.

Loss of our key management or other personnel, or an inability to attract such management and other personnel, could negatively impact our business.

The successful implementation of our growth strategy depends in part on our ability to retain our experienced management team and key employees and on our ability to attract appropriately qualified new personnel as well as have an effective succession planning framework in place. For instance, our Chief Executive Officer is one of the founders of SCUSA and has extensive experience in the vehicle finance industry. He has a proven track record of successfully operating our business, including by leading us through the recent economic downturn. The loss of any key member of our management team or other key employees could hinder or delay our ability to implement our growth strategy effectively. Further, if we are unable to attract appropriately qualified new personnel as we expand, we may not be successful in implementing our growth strategy. In either instance, our profitability and financial performance could be adversely affected. See “Management” for more detail on our executive officers.

Future changes in our relationship with Santander may adversely affect our operations.

Santander, through SHUSA, owns 210,995,049 shares (approximately 60.5%) of our common stock. We rely on our relationship with Santander, through SHUSA, for several competitive advantages including relationships with OEMs and regulatory best practices. Santander also provides us with significant funding support, through both committed liquidity and opportunistic extensions of credit. During the recent financial downturn, Santander and its affiliates provided us with over $6 billion in financing that enabled us to pursue several acquisitions and/or conversions of vehicle loan portfolios at a time when most major banks were curtailing or eliminating their commercial lending activities. If Santander or SHUSA elects not to provide such support or provide it to the same degree, we may not be able to replace such support ourselves or to obtain substitute arrangements with third parties. We may be unable to obtain such support because of financial or other constraints or be unable to implement substitute arrangements on a timely basis on terms that are comparable, or at all, which could adversely affect our operations.

Furthermore, subject to certain limitations in the shareholders agreement that was entered into among us and certain of our shareholders, including SHUSA, Auto Finance Holdings and DDFS (the “Shareholders Agreement”), Santander is permitted to sell its interest in us. If Santander reduces its equity interest in us, it may be less willing to provide us with the support it has provided in the past. In addition, our right to use the Santander name is on the basis of a non-exclusive, royalty-free, and non-transferable license from Santander, and further only extends to uses in connection with our current and future operations within the United States. Santander may terminate such license at any time Santander ceases to own, directly or indirectly, 50% or more of our common stock. If we were required to change our name, we would incur the administrative costs and time associated with revising legal documents and marketing materials, and also may experience loss of brand and loss of business or loss of funding due to consumers’ and banks’ relative lack of familiarity with our new name. Additionally, Chrysler may terminate the Chrysler Agreement if a person other than Santander and its affiliates or our other stockholders owns 20% or more of our common stock and Santander and its affiliates own fewer shares of common stock than such person.

Santander has provided guarantees on the covenants, agreements, and our obligations under the governing documents of our warehouse facilities and privately issued amortizing notes. These guarantees are limited to our obligations as servicer.

Some terms of our credit agreements are influenced by, among other things, the credit ratings of Santander. If Santander were to suffer credit ratings downgrades or other adverse financial developments, we could be negatively impacted, either directly or indirectly. Santander’s short-term credit ratings downgrades in 2012, from A-1 to A-2 (Standard & Poor’s) and from P-1 to P-2 (Moody’s), did not directly impact our cost of funds. However, due to the contractual terms of certain of our debt agreements, these downgrades resulted in the loss of our ability to commingle funds. The loss of commingling increased the amount of funds we were required to borrow, thereby indirectly raising our cost of funds by approximately $1 million per month. In addition, because of the methodologies applied by credit ratings agencies, our securitization ratings in our ABS offerings are indirectly tied to Santander’s credit ratings.

Santander applies certain standardized banking policies, procedures and standards across its affiliated entities, including with respect to internal audit, credit approval, governance, risk management, and compensation practices. We currently follow certain of these Santander policies and may in the future become subject to additional Santander policies, procedures and standards, which could result in changes to our practices.

It is also possible that our continuing relationship with Santander or SHUSA could reduce the willingness of other banks to develop relationships with us due to general competitive dynamics among such banks.

Negative changes in the business of the OEMs with which we have strategic relationships, including Chrysler, could adversely affect our business.

A significant adverse change in Chrysler’s or other automotive manufacturers’ business, including (i) significant adverse changes in their respective liquidity position and access to the capital markets, (ii) the production or sale of Chrysler or other automotive manufacturers’ vehicles (including the effects of any product recalls), (iii) the quality or resale value of Chrysler or other vehicles, (iv) the use of marketing incentives, (v) Chrysler’s or other automotive manufacturers’ relationships with their key suppliers, or (vi) Chrysler’s or other automotive manufacturers’ respective relationships with the United Auto Workers and other labor unions and other factors impacting automotive manufacturers or their employees could have a material adverse effect on our profitability and financial condition.

Under the Chrysler Agreement, we originate private-label loans and leases to facilitate the purchase of Chrysler vehicles by consumers and Chrysler-franchised automotive dealers. In the future, it is possible that Chrysler or other automotive manufacturers with whom we have relationships could utilize other companies to support their financing needs, including offering products or terms that we would not or could not offer, which could have a material adverse impact on our business and operations. Furthermore, Chrysler or other automotive manufacturers could expand or establish or acquire captive finance companies to support their financing needs thus reducing their need for our services.

There is no assurance that the global automotive market, or Chrysler’s or our other OEM partners’ share of that market, will not suffer downturns in the future, and any negative impact could in turn have a material adverse effect on our business, results of operations, and financial position.

Our information technology may not support our future volumes and business strategies.

We rely on our proprietary origination and servicing platforms that utilize database-driven software applications, including nearly 20 years of internal historical credit data and extensive third-party data, to continuously adapt our origination and servicing operations to evolving consumer behavior, new vehicle finance and consumer loan products and third-party purchaser requirements. We employ an extensive team of engineers, information technology analysts, and website designers to ensure that our information technology systems remain on the cutting edge. However, due to the continued rapid changes in technology, there can be no assurance that our information technology solutions will continue to be adequate for the business or to provide a competitive advantage.

Our network and information systems are important to our operating activities and any network and information system shutdowns could disrupt our ability to process loan applications, originate loans, or service our existing loan portfolios, which could have a material adverse impact on our operating activities. Shutdowns may be caused by unforeseen catastrophic events, including natural disasters, terrorist attacks, large-scale power outages, software or hardware defects, computer viruses, cyber attacks, external or internal security breaches, acts of vandalism, misplaced or lost data, programming or human errors, difficulties in migrating technology facilities from one location to another, or other similar events. Although we maintain, and regularly assess the adequacy of, a disaster recovery plan designed to effectively manage the effects of such unforeseen events, we cannot be certain that such plan will function as intended, or otherwise resolve or compensate for such effects. Such a failure of our disaster recovery plan, if and when experienced, may have a material adverse effect on our revenue and ability to support and service our customer base.

We are required to make significant estimates and assumptions in the preparation of our financial statements and our estimates and assumptions may not be accurate.

The preparation of our consolidated financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires our management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expense during the reporting periods. We also use estimates and assumptions in determining the residual values of leased vehicles. Critical estimates are made by management in determining, among other things, the allowance for loan losses, amounts of impairment, and valuation of income taxes. If our underlying estimates and assumptions prove to be incorrect, our financial condition and results of operations may be materially adversely affected.

Our allowance for loan losses and impairments may prove to be insufficient to absorb probable losses inherent in our loan portfolio.

We maintain an allowance for loan losses, established through a provision for loan losses charged to expense, that we believe is appropriate to provide for probable losses inherent in our originated loan portfolio. For receivables portfolios purchased from other lenders at a discount to the aggregate principal balance of the receivables, the portion of the discount that was attributable to credit deterioration since origination of the loans is recorded as a nonaccretable difference. Any deterioration in the performance of the purchased portfolios after acquisition results in an incremental allowance. Our allowance for loan losses as of June 30, 2014, is $3.1 billion, or 11.6% of outstanding principal balance. The determination of the appropriate level of the allowance for loan losses, and nonaccretable difference inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which are subject to change. Changes in economic conditions affecting borrowers, new information regarding our loans, and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. Furthermore, growth in our loan portfolio generally would lead to an increase in the provision for loan losses. Some of our planned growth is in lending areas other than vehicle loans, and we are not experienced in estimating loan and credit losses in those other areas. In addition, if net chargeoffs in future periods exceed the allowance for loan losses, we will need to make additional provisions to increase the allowance for loan losses. There is no accurate method for predicting loan and credit losses, and we cannot assure you that our loan loss allowance will be sufficient to cover actual losses. Any increases in the allowance for loan losses will result in a decrease in net income and capital and may have a material adverse effect on us.

Our profitability and financial condition could be materially adversely affected if the value of used cars declines, resulting in lower residual values of our vehicle leases and lower recoveries in sales of repossessed vehicles.

General economic conditions, the supply of off-lease and other used vehicles to be sold, new vehicle market prices and marketing programs, vehicle brand image and strength, perceived vehicle quality, general consumer preference and confidence levels, seasonality, overall price and volatility of gasoline or diesel fuel, among other factors, heavily influence used vehicle prices and thus the residual value of our leased vehicles and the amount we recover in remarketing repossessed vehicles. We expect our financial results to be more sensitive to used auto prices as leases become a larger part of our business.

Our expectation of the residual value of a leased vehicle is a critical input in determining the amount of the lease payments at the inception of a lease contract. Our lease customers are responsible only for any deviation from expected residual value that is caused by excess mileage or excess wear and tear, while we retain the obligation to absorb any general market changes in the value of the vehicle. Therefore, our operating lease expense is increased when we have to take an impairment on our residual values or when the realized residual value of a vehicle at lease termination is less than the expected residual value for the vehicle at lease inception. In addition, the timeliness, effectiveness, and quality of our remarketing of off-lease vehicles affects the net proceeds realized from the vehicle sales. While we have elected not to purchase residual value insurance, our exposure is somewhat lessened by Chrysler’s residual subvention programs and the sharing of losses over a specified threshold. However, we take the first portion of loss on any vehicle, and such losses could have a negative impact on our profitability and financial condition.

Lower used vehicle prices also reduce the amount we can recover when remarketing repossessed vehicles that serve as collateral underlying loans. As a result, declines in used vehicle prices could have a negative impact on our profitability and financial condition.

Poor portfolio performance may trigger credit enhancement provisions in our revolving credit facilities or secured structured financings.

Our revolving credit facilities generally have net spread, delinquency, and net loss ratio limits on the receivables pledged to each facility that, if exceeded, would increase the level of credit enhancement requirements for that facility and redirect all excess cash to the credit providers. Generally, these limits are calculated based on the portfolio collateralizing the respective credit line; however, for certain of our warehouse lines, delinquency and net loss ratios are calculated with respect to our serviced portfolio as a whole. Our facilities used to finance vehicle lease originations also have a residual loss ratio limit calculated with respect to our serviced lease portfolio as a whole.

The documents that govern our secured structured financings also contain cumulative net loss ratio limits on the receivables included in each securitization trust. If, at any measurement date, a cumulative net loss trigger with respect to any financing were to exceed the specified limits, provisions of the financing agreements would increase the level of credit enhancement requirements for that financing and redirect all excess cash to the holders of the ABS. During this period, excess cash flows, if any, from the facility would be used to fund the increased credit enhancement levels rather than being distributed to us. Once an impacted trust reaches the new requirement, we would return to receiving a residual distribution from the trust.

Future significant loan, lease, or unsecured consumer loan repurchase requirements could harm our profitability and financial condition.

We have repurchase obligations in our capacity as servicer in securitizations and whole-loan sales. If a servicer breaches a representation, warranty, or servicing covenant with respect to the loans sold, the servicer may be required by the servicing provisions to repurchase that asset from the purchaser or otherwise compensate one or more classes of investors for losses caused by the breach. If significant repurchases of assets or other payments are required under our responsibility as servicer, it could have a material adverse effect on our financial condition, liquidity, and results of operations. As we have increased the number of loans sold, the potential impact of such repurchases has increased.

We apply financial leverage to our operations, which may materially adversely affect our business, results of operations, and financial condition.

We currently apply financial leverage, pledging most of our assets to credit facilities and securitization trusts, and we intend to continue to apply financial leverage in our retail lending operations. Our debt-to-assets ratio is 88% as of June 30, 2014. Although our total borrowings are restricted by covenants in our credit facilities and market conditions, our Board of Directors may change our target borrowing levels at any time without the approval of our stockholders. Incurring substantial debt subjects us to the risk that our cash flow from operations may be insufficient to service our outstanding debt.

Our indebtedness and other obligations are significant and impose restrictions on our business.

We have a significant amount of indebtedness. At June 30, 2014 and December 31, 2013, we had approximately $26.2 billion and $23.3 billion, respectively, in principal amount of indebtedness outstanding (including approximately $24.6 billion and $22.2 billion, respectively, in secured indebtedness). Interest expense on our indebtedness constituted approximately 11% of our total net finance and other interest income, net of leased vehicle expense, for the six months ended June 30, 2014.

Our debt reduces operational flexibility and creates default risks. Our revolving credit facilities contain a borrowing base or advance rate formula which requires us to pledge finance contracts in excess of the amounts which we can borrow under the facilities. We are also required to hold certain funds in restricted cash accounts to provide additional collateral for borrowings under the credit facilities. In addition, certain facilities require the replacement of delinquent or defaulted collateral, and the finance contracts pledged as collateral in securitizations must be less than 31 days delinquent at the time the securitization is issued. Accordingly, increases in delinquencies or defaults resulting from weakened economic conditions would require us to pledge additional finance contracts to support the same borrowing levels and may cause us to be unable to securitize loans to the extent we desire. These outcomes would adversely impact our financial position, liquidity, and results of operations.

Additionally, the credit facilities generally contain various covenants requiring in certain cases minimum financial ratios, asset quality, and portfolio performance ratios (portfolio net loss and delinquency ratios, and pool level cumulative net loss ratios) as well as limits on deferral levels. Generally, these limits are calculated based on the portfolio collateralizing the respective line; however, for certain of our third-party credit facilities, delinquency and net loss ratios are calculated with respect to our serviced portfolio as a whole. Covenants on our debts also limit our ability to:

•	incur or guarantee additional indebtedness;

•	purchase large loan portfolios in bulk;

•	pay dividends or make distributions on our capital stock or make certain other restricted payments;

•	sell assets, including our loan portfolio or the capital stock of our subsidiaries;

•	enter into transactions with affiliates;

•	create or incur liens; and

•	consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets.

Additionally, certain of our credit facilities contain minimum tangible net worth requirements or key man provisions.

Failure to meet any of these covenants could result in an event of default under these agreements. If an event of default occurs under these agreements, the lenders could elect to declare all amounts outstanding under these agreements to be immediately due and payable, enforce their interests against collateral pledged under these agreements, restrict our ability to obtain additional borrowings under these agreements and/or remove us as servicer.

We currently have the ability to pledge retained residuals and create additional unsecured indebtedness on our credit facilities provided by Santander. Santander may elect not to renew these facilities, causing us to have to find other funding sources prior to the maturity of the facilities. If our debt service obligations increase, whether due to the increased cost of existing indebtedness or the incurrence of additional indebtedness, we may be required to dedicate a significant portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, which would reduce the funds available for other purposes. Our indebtedness also could limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions.

In addition, certain of our funding arrangements may require us to make payments to third parties if losses exceed certain thresholds, including, for example, our flow agreements with Bank of America, CBP and SBNA and arrangements with certain third-party loan originators of loans that we purchase on a periodic basis.

Competition with other lenders could adversely affect us.

The vehicle finance market is served by a variety of entities, including the captive finance affiliates of major automotive manufacturers, banks, savings and loan associations, credit unions, and independent finance companies. The market is highly fragmented, with no individual lender capturing more than 10% of the market. Our competitors often provide financing on terms more favorable to automobile purchasers or dealers than we offer. Many of these competitors also have long-standing relationships with automobile dealerships and may offer dealerships or their customers other forms of financing that we do not offer.

We anticipate that we will encounter greater competition as we expand our operations and as the economy continues to emerge from recession. In addition, certain of our competitors are not subject to the same regulatory regimes that we are. As a result, these competitors may have advantages in conducting certain businesses and providing certain services, and may be more aggressive in their loan origination activities. Increasing competition could also require us to lower the rates we charge on loans in order to maintain loan origination volume, which could also have a material adverse effect on our business, including our profitability.

Changes in interest rates may adversely impact our profitability and risk profile.

Our profitability may be directly affected by interest rate levels and fluctuations in interest rates. As interest rates change, our gross interest rate spread on new originations either increases or decreases because the rates charged on the contracts originated or purchased from dealers are limited by market and competitive conditions, restricting our ability to pass on increased interest costs to the consumer. Additionally, although the majority of our borrowers are nonprime and are not highly sensitive to interest rate movement, increases in interest rates may reduce the volume of loans we originate. While we monitor the interest rate environment and employ hedging strategies designed to mitigate the impact of increased interest rates, we cannot provide assurance that hedging strategies will fully mitigate the impact of changes in interest rates.

We are subject to market, operational, and other related risks associated with our derivative transactions that could have a material adverse effect on us.

We enter into derivative transactions for economic hedging purposes. We are subject to market and operational risks associated with these transactions, including basis risk, the risk of loss associated with variations in the spread between the asset yield and the funding and/or hedge cost, credit or default risk, the risk of insolvency, or other inability of the counterparty to a particular transaction to perform its obligations thereunder, including providing sufficient collateral. Additionally, certain of our derivative agreements require us to post collateral when the fair value of the derivative is negative. Our ability to adequately monitor, analyze, and report derivative transactions continues to depend, to a great extent, on our information technology systems. This factor further increases the risks associated with these transactions and could have a material adverse effect on us.

Adverse outcomes to current and future litigation against us may negatively impact our financial position, liquidity, and results of operations.

As a consumer finance company, we are subject to various consumer claims and litigation seeking damages and statutory penalties. Some litigation against us could take the form of class action complaints by consumers. As the assignee of loans originated by automotive dealers, we also may be named as a co-defendant in lawsuits filed by consumers principally against automotive dealers. Further, we may become involved from time to time in reviews, investigations, and proceedings (both formal and informal), and information-gathering requests, by government and self-regulatory agencies, including the Federal Reserve, CFPB, DOJ, the SEC, the Federal Trade Commission and various state regulatory agencies regarding our operations. Currently, such proceedings include a civil subpoena from DOJ under the Financial Institutions Reform, Recovery and Enforcement Act requesting the production of documents and communications that, among other things, relate to the underwriting and securitization of nonprime auto loans since 2007. Investigations, proceedings or information-gathering requests that we are, or may become, involved in may result in adverse consequences including, without limitation, adverse judgments, settlements, fines, penalties, injunctions, or other actions.

We are party to various litigation claims and legal proceedings. We evaluate these litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we establish reserves or disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from our current assessments and estimates and any adverse resolution of litigation pending or threatened against us could negatively impact our financial position, liquidity, and results of operations.

A security breach or a cyber attack could adversely affect our business.

In the normal course of business, we collect, process and retain sensitive and confidential consumer information and may, subject to applicable law, share that information with our third-party service providers. Despite the security measures we have in place, our facilities and systems, and those of third-party service providers, could be vulnerable to external or internal security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events. A security breach or cyber attack of our computer systems could interrupt or damage our operations or harm our reputation. If third parties or our employees are able to penetrate our network security or otherwise misappropriate our customers’ personal information or contract information, or if we give third parties or our employees improper access to consumers’ personal information or contract information, we could be subject to liability. This liability could include investigations, fines, or penalties imposed by state or federal regulatory agencies, including the loss of necessary permits or licenses. This liability could also include identity theft or other similar fraud-related claims, claims for other misuses, or losses of personal information, including for unauthorized marketing purposes or claims alleging misrepresentation of our privacy and data security practices.

We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure online transmission of confidential consumer information. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the algorithms that we use to protect sensitive consumer transaction data. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend capital and other resources to protect against such security breaches or cyber attacks or to alleviate problems caused by such breaches or attacks. Our security measures are designed to protect against security breaches and cyber attacks, but our failure to prevent such security breaches and cyber attacks, whether due to an external cyber-security incident, a programming error, or other cause, could damage our reputation, expose us to mitigation costs and the risks of private litigation and government enforcement, disrupt our business, or otherwise have a material adverse effect on our sales and results of operations.

We partially rely on third parties to deliver services, and failure by those parties to provide these services or meet contractual requirements could have a material adverse effect on our business.

We depend on third-party service providers for many aspects of our business operations. For example, we depend on third parties like Experian to obtain data related to our market that we use in our origination and servicing platforms. In addition, we rely on third-party servicing centers for a portion of our servicing activities and on third-party repossession agents. If a service provider fails to provide the services that we require or expect, or fails to meet contractual requirements, such as service levels or compliance with applicable laws, the failure could negatively impact our business by adversely affecting our ability to process customers’ transactions in a timely and accurate manner, otherwise hampering our ability to service our customers, or subjecting us to litigation or regulatory risk for poor vendor oversight. Such a failure could adversely affect the perception of the reliability of our networks and services, and the quality of our brands, and could have a material and adverse effect on our financial condition and results of operations.

Catastrophic events may negatively affect our business, financial condition, and results of operations.

Natural disasters, acts of war, terrorist attacks, and the escalation of military activity in response to these attacks or otherwise may have negative and significant effects, such as imposition of increased security measures, changes in applicable laws, market disruptions, and job losses. These events may have an adverse effect on the economy in general. Moreover, the potential for future terrorist attacks and the national and international responses to these threats could affect our business in ways that cannot be predicted. The effect of any of these events or threats could have a material adverse effect on our business, results of operations, and financial condition.

The obligations associated with being a public company will require significant resources and management attention, which will increase our costs of operations and may divert focus from our business operations.

Until our IPO, we were not required to comply with Securities and Exchange Commission (“SEC”) requirements to file periodic reports with the SEC. As a public company, we are now required to file periodic reports containing our consolidated financial statements with the SEC within a specified time following the completion of quarterly and annual periods. As a public company, we will also incur significant legal, accounting, insurance, and other expenses. Compliance with these reporting requirements and other rules of the SEC and the rules of the NYSE will increase our legal and financial compliance costs and make some activities more time consuming and costly. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from successfully implementing our strategic initiatives and improving our business, results of operations, and financial condition. Among other things, we are required to: prepare and distribute periodic reports and other stockholder communications in compliance with our obligations under the federal securities laws and applicable stock exchange rules; appoint new independent members to our Board of Directors and committees; create or expand the roles and duties of our Board of Directors and committees of the board; institute more comprehensive compliance and internal audit functions; evaluate and maintain our system of internal control over financial reporting, and report on management’s assessment thereof, in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board; involve and retain outside legal counsel and accountants in connection with the activities listed above; enhance our investor relations function; and maintain internal policies, including those relating to disclosure controls and procedures. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements. We anticipate that these costs will materially increase our total costs and expenses.

Internal controls over financial reporting may not prevent or detect all errors or acts of fraud.

We maintain disclosure controls and procedures designed to ensure that we timely report information as specified in the rules and regulations of the SEC. We also maintain a system of internal control over financial reporting. However, these controls may not achieve their intended objectives. Control processes that involve human diligence and compliance, such as our disclosure controls and procedures and internal control over financial reporting, are subject to lapses in judgment and breakdowns resulting from human failures. Controls can also be circumvented by collusion or improper management override. Because of such limitations, there are risks that material misstatements due to error or fraud may not be prevented or detected and that information may not be reported on a timely basis. If our controls are not effective, it could have a material adverse effect on our financial condition, results of operations, and market for our common stock, and could subject us to regulatory scrutiny.

Regulatory Risks

We operate in a highly regulated industry and continually changing federal, state, and local laws and regulations could materially adversely affect our business.

Due to the highly regulated nature of the consumer finance industry, we are required to comply with a wide array of federal, state, and local laws and regulations that regulate, among other things, the manner in which we conduct our origination and servicing operations. These regulations directly impact our business and require constant compliance, monitoring, and internal and external audits. Although we have an extensive enterprise-wide compliance framework structured to continuously monitor our activities, compliance with applicable law is costly, and may create operational constraints.

These laws and their implementing regulations include, among others, usury laws, Anti-Money Laundering requirements (Bank Secrecy Act and USA PATRIOT Act), ECOA, Fair Debt Collection Practices Act, Fair Credit Reporting Act, Privacy Regulations (Gramm-Leach Bliley Act and Right to Financial Privacy Act), Electronic Funds Transfer Act, Service members’ Civil Relief Act, Telephone Consumer Protection Act, Truth in Lending Act, Financial Institutions Reform, Recovery and Enforcement Act, and requirements related to unfair, deceptive, or abusive acts or practices.

Many states and local jurisdictions have consumer protection laws analogous to, or in addition to, those listed above. These federal, state, and local laws regulate the manner in which financial institutions deal with customers when making loans or conducting other types of financial transactions.

New legislation and regulation may include changes with respect to consumer financial protection measures and systematic risk oversight authority. Such changes present the risk of financial loss due to regulatory fines or penalties, restrictions or suspensions of business, or costs associated with mandatory corrective action as a result of failure to adhere to applicable laws, regulations, and supervisory guidance. Failure to comply with these laws and regulations could also give rise to regulatory sanctions, customer rescission rights, action by state and local attorneys general, civil or criminal liability, or damage to our reputation, which could materially and adversely affect our business, financial condition, and results of operations.

In connection with the SEC’s review of the Annual Reports on Form 10-K filed by Santander Drive Auto Receivables Trust 2010-1 and Santander Drive Auto Receivables Trust 2010-2 (together, the “2010 Trusts”) for the fiscal year ended December 31, 2012, the 2010 Trusts received a comment from the SEC regarding the applicability to SCUSA, as the servicer of the 2010 Trusts, of certain servicing criteria set forth in Regulation AB relating to the safeguarding of pool assets and related documentation of the 2010 Trusts. We completed our final response to this comment letter, including amendments to the Form 10-K filings by the 2010 Trusts, in September 2013 and believe there has been no adverse impact on our business.

We are subject to certain banking regulations that limit our business activities, including our ability to pay dividends and enter into certain business transactions without the approval of the Federal Reserve.

Because our largest shareholder, SHUSA, is a bank holding company and because we provide third-party services to banks, we are subject to certain banking regulations, including oversight by the Federal Reserve, the Office of the Comptroller of the Currency, the CFPB and the Bank of Spain. Such banking regulations could limit the activities and the types of businesses that we may conduct. The Federal Reserve has broad enforcement authority over bank holding companies and their subsidiaries. The Federal Reserve could exercise its power to restrict SHUSA from having a non-bank subsidiary that is engaged in any activity that, in the Federal Reserve’s opinion, is unauthorized or constitutes an unsafe or unsound business practice, and could exercise its power to restrict us from engaging in any such activity. This power includes the authority to prohibit or limit the payment of dividends if, in the Federal Reserve’s opinion, such payment would constitute an unsafe or unsound practice. Moreover, certain banks and bank holding companies, including SHUSA, are required to perform a stress test and submit a capital plan to the Federal Reserve on an annual basis, and to receive a notice of non-objection to the plan from the Federal Reserve before taking capital actions, such as paying dividends, implementing common equity repurchase programs, or redeeming or repurchasing capital instruments. Due to the Federal Reserve’s rejection in March 2014 of SHUSA’s capital plan, SCUSA currently is prohibited from paying dividends until either the Federal Reserve issues a non-objection to SHUSA’s next capital plan submission or a non-objection to a planned dividend payment. There can be no assurance when SHUSA will submit a revised capital plan, or whether or when the Federal Reserve will accept SHUSA’s capital plan. In addition, SCUSA expects to incur higher costs than originally anticipated in connection with compliance with, and assisting SHUSA in, the CCAR process. The suspension of SCUSA’s ability to pay dividends or other limitations placed on SCUSA by the Federal Reserve or any other regulator and additional costs associated with regulatory compliance could have a material adverse effect on SCUSA and the trading price of its common stock.

The Federal Reserve may also impose substantial fines and other penalties for violations that we may commit, and has the authority to approve or disallow acquisitions or other activities we may contemplate, which may limit our future growth plans. To the extent that we are subject to banking regulation, we could be at a competitive disadvantage because some of our competitors are not subject to these limitations.

The Dodd-Frank Act and the creation of the CFPB in addition to recently issued rules and guidance will likely increase our regulatory compliance burden and associated costs.

The Dodd-Frank Act introduced a substantial number of reforms that continue to reshape the structure of the regulation of the financial services industry. In particular, the Dodd-Frank Act includes, among other things, the creation of the CFPB, which is authorized to promulgate and enforce consumer protection regulations relating to financial products and services.

In March 2013, the CFPB issued a bulletin recommending that indirect vehicle lenders, a class that includes us, take steps to monitor and impose controls over dealer markup policies where dealers charge consumers higher interest rates, with the markup shared between the dealer and the lender.

The CFPB is also conducting supervisory audits of large vehicle lenders and has indicated it intends to study and take action with respect to possible ECOA “disparate impact” credit discrimination in indirect vehicle finance. If the CFPB enters into a consent decree with one or more lenders on disparate impact claims, it could negatively impact the business of the affected lenders, and potentially the business of dealers and other lenders in the vehicle finance market. This impact on dealers and lenders could increase our regulatory compliance requirements and associated costs. Unlike competitors that are banks, we are subject to the licensing and operational requirements of states and other jurisdictions and our business would be adversely affected if we lost our licenses.

Because we are not a depository institution, we do not benefit from exemptions to state loan servicing or debt collection licensing and regulatory requirements. To the extent that they exist, we must comply with state licensing and various operational compliance requirements in all 50 states and the District of Columbia. These include, among others, form and content of contracts, other documentation, collection practices and disclosures, and record keeping requirements. We are sensitive to regulatory changes that may increase our costs through stricter licensing laws, disclosure laws, or increased fees. Currently, we have all required licenses as applicable to do business in all 50 states and the District of Columbia.

In addition, we are subject to periodic examinations by state and other regulators. The states that currently do not provide extensive regulation of our business may later choose to do so. The failure to comply with licensing or permit requirements and other local regulatory requirements could result in significant statutory civil and criminal penalties, monetary damages, attorneys’ fees and costs, possible review of licenses, and damage to reputation, brand, and valued customer relationships.

Risks Related to Our Common Stock

The market price of our common stock could decline due to the large number of outstanding shares of our common stock eligible for future sale.

Sales of substantial amounts of our common stock in the public market in future offerings, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future, at a time and price that we deem appropriate. In addition, the sale of our common stock by our officers and directors in the public market, or the perception that such sales may occur, could cause the market price of our common stock to decline. All of the shares of common stock sold by the selling stockholder pursuant to this prospectus will be freely transferrable without restriction or further registration. We may issue shares of our common stock or other securities from time to time as consideration for, or to finance, future acquisitions and investments or for other capital needs. We cannot predict the size of future issuances of our shares or the effect, if any, that future sales and issuances of shares would have on the market price of our common stock. If any such acquisition or investment is significant, the number of ordinary shares or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial and may result in additional dilution to our shareholders. We may also grant registration rights covering shares of our common stock or other securities that we may issue in connection with any such acquisitions and investments.

In addition, except to the extent otherwise set forth in a prospectus supplement, in any underwritten offering, we and certain of our officers, our directors, our Principal Stockholder, DDFS LLC and the selling stockholder may agree with the underwriter(s) not to dispose of or hedge any of their shares of our common stock or securities convertible into or exchangeable for shares of our common stock for a period of time to be agreed upon after the date of the applicable prospectus supplement without the prior written consent of the lead managing underwriter(s), subject to certain exceptions.

The market price of our common stock may be volatile, which could cause the value of an investment in our common stock to decline.

The market price of our common stock may fluctuate substantially due to a variety of factors, many of which are beyond our control, including:

•	general market conditions;

•	domestic and international economic factors unrelated to our performance;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in or failure to meet publicly disclosed expectations as to our future financial performance or our ability to pay dividends;

•	downgrades in securities analysts’ estimates of our financial performance or lack of research and reports by industry analysts;

•	changes in market valuations or earnings of similar companies;

•	any future sales of our common stock or other securities; and

•	additions or departures of key personnel.

The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of particular companies. These types of broad market fluctuations may adversely affect the trading price of our common stock. In the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against us could result in substantial costs, divert management’s attention and resources, and harm our business or results of operations. For example, we are currently operating in, and have benefited from, a protracted period of historically low interest rates that will not be sustained indefinitely, and future fluctuations in interest rates could cause an increase in volatility of the market price of our common stock.

We operate in a highly regulated industry and are subject to various U.S. and federal and state laws and regulatory authorities, which may restrict or prohibit our ability to pay dividends in the future.

Because SHUSA is our largest and controlling stockholder and a bank holding company, we are subject to certain bank regulations, including oversight by the Office of the Comptroller of the Currency, the Bank of Spain, the CFPB and the Federal Reserve. These regulators have the ability to limit certain of our activities, including the timing and amount of dividends and other limitations on our growth. In May 2014, the Federal Reserve informed SHUSA that until the Federal Reserve issues a non-objection to SHUSA’s capital plan, any dividend by us will require prior receipt of a written non-objection from the Federal Reserve. We will not be permitted to pay dividends until such time as SHUSA has submitted to the Federal Reserve a capital plan and either the Federal Reserve issues a non-objection to such plan or the Federal Reserve otherwise issues its written non-objection to the payment of a dividend by us. There can be no assurance when SHUSA will submit a revised capital plan, or whether or when the Federal Reserve will accept SHUSA’s capital plan. The payment of any future dividends will also be subject to the discretion of our Board of Directors and our Board of Directors may, at any time, modify or revoke our dividend policy on our common stock. As a result, capital appreciation, if any, of our common stock will be the sole source of potential gain until such time that we begin paying dividends, and you will have to sell some or all of your common stock to generate cash flow from your investment. See “Dividend Policy” for a description of the restrictions on our ability to pay dividends.

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have anti-takeover effects, which could limit the price investors might be willing to pay in the future for our common stock. In addition, Delaware law may inhibit takeovers of us and could limit our ability to engage in certain strategic transactions our board of directors believes would be in the best interests of stockholders.

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws could discourage unsolicited takeover proposals that stockholders might consider to be in their best interests. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws include provisions that:

•	do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	fix the number of directors and provide that the number of directors may only be changed by an amendment to our bylaws;

•	limit the ability of our stockholders to nominate candidates for election to our board of directors;

•	authorize the issuance of “blank check” preferred stock without any need for action by stockholders;

•	limit the ability of stockholders to call special meetings of stockholders or to act by written consent in lieu of a meeting; and

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that may be acted on by stockholders at stockholder meetings.

The foregoing factors, as well as the significant common stock ownership by our Principal Stockholder, could impede a merger, takeover, or other business combination or discourage a potential investor from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock. See “Description of Capital Stock.”

In addition, Section 203 of the Delaware General Corporation Law (the “DGCL”), generally affects the ability of an “interested stockholder” to engage in certain business combinations, including mergers, consolidations, or acquisitions of additional shares, for a period of three years following the time that the stockholder becomes an “interested stockholder.” An “interested stockholder” is defined to include persons owning directly or indirectly 15% or more of the outstanding voting stock of a corporation. We elected in our amended and restated certificate of incorporation not to be subject to Section 203 of the DGCL. However, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that each of SHUSA and its successors and affiliates and certain of its direct transferees will not be deemed to be “an interested stockholder,” and, accordingly are not subject to such restrictions, as long as it and its affiliates own at least 10% of our outstanding shares of common stock.

Our common stock is and will be subordinate to all of our existing and future indebtedness and any preferred stock, and effectively subordinated to all indebtedness and preferred equity claims against our subsidiaries.

Shares of our common stock are common equity interests in us and, as such, will rank junior to all of our existing and future indebtedness and other liabilities. Additionally, holders of our common stock may become subject to the prior dividend and liquidation rights of holders of any classes or series of preferred stock that our board of directors may designate and issue without any action on the part of the holders of our common stock. Furthermore, our right to participate in a distribution of assets upon any of our subsidiaries’ liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors and preferred stockholders.

Our Principal Stockholder has significant influence over us, which could limit your ability to influence the outcome of key transactions, including a change of control.

Our Principal Stockholder exerts significant influence over us, including pursuant to the terms of the Shareholders Agreement among SCUSA, SHUSA, Auto Finance Holdings, DDFS LLC and Mr. Dundon that was entered into in connection with our IPO. As set forth under “Principal and Selling Stockholders,” the Principal Stockholder owns approximately 60.5% of our common stock. Pursuant to the Shareholders Agreement, the Principal Stockholder has the right to nominate the majority of our directors, provided certain minimum share ownership thresholds are maintained. See “Certain Relationships and Related Party Transactions — Shareholders Agreement.” Through our board of directors, our Principal Stockholder controls our policies and operations, including, among other things, the appointment of management, future issuances of our common stock or other securities, the payment of dividends, if any, on our common stock, the incurrence of debt by us, and the entering into of extraordinary transactions.

Our Principal Stockholder has approval rights over certain specific actions taken by SCUSA, provided certain minimum share ownership thresholds are maintained. These actions include, among other things, mergers and sales of all or substantially all of our assets. The Principal Stockholder may have interests that do not align with the interests of our other stockholders, including with regard to pursuing acquisitions, divestitures, and other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to our other stockholders. For example, our Principal Stockholder could cause us to make acquisitions that increase our indebtedness or to sell revenue-generating assets. The Principal Stockholder has effective control over our decisions to enter into such corporate transactions regardless of whether others believe that the transaction is in our best interests. Such control may have the effect of delaying, preventing, or deterring a change of control of SCUSA, could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of SCUSA, and might ultimately affect the market price of our common stock. See “Certain Relationships and Related Party Transactions — Shareholders Agreement” and “Description of Capital Stock.”

We are a “controlled company” within the meaning of the NYSE rules and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

The Principal Stockholder owns a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the corporate governance standards. Under these rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of the board of directors consist of independent directors;

•

the requirement that we have a separate nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a separate compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

We utilize these exemptions. As a result, we do not have a majority of independent directors and we do not have a nominating and corporate governance committee or a compensation committee. Accordingly, you do not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends,” and similar words or phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond our control. For additional discussion of these risks, refer to the section entitled “Risk Factors.” Among the factors that could cause our financial performance to differ materially from that suggested by the forward-looking statements are:

•	we operate in a highly regulated industry and continually changing federal, state, and local laws and regulations could materially adversely affect our business;

•	adverse economic conditions in the United States and worldwide may negatively impact our results;

•	our business could suffer if our access to funding is reduced;

•	we face significant risks implementing our growth strategy, some of which are outside our control;

•	our agreement with Chrysler may not result in currently anticipated levels of growth and is subject to certain performance conditions that could result in termination of the agreement;

•	our business could suffer if we are unsuccessful in developing and maintaining relationships with automobile dealerships;

•	our financial condition, liquidity, and results of operations depend on the credit performance of our loans;

•	loss of our key management or other personnel, or an inability to attract such management and personnel, could negatively impact our business;

•

we are subject to certain bank regulations, including oversight by the Office of the Comptroller of the Currency, the CFPB, the Bank of Spain, and the Federal Reserve, which oversight and regulation may limit certain of our activities, including the timing and amount of dividends and other limitations on our business; and

•	future changes in our relationship with Santander could adversely affect our operations.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, its actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, we caution not to place undue reliance on any forward-looking information or statements. The effect of these factors is difficult to predict. Factors other than these also could adversely affect our results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. New factors emerge from time to time, and management cannot assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements only speak as of the date of this document, and we undertake no obligation to update any forward- looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward- looking statements attributable to us are expressly qualified by these cautionary statements.

USE OF PROCEEDS

The selling stockholder will receive all of the net proceeds from the sales of shares of our common stock offered by it pursuant to this prospectus. We will not receive any proceeds from the sale of these shares of common stock, but we will bear the costs associated with this registration in accordance with the Shareholders Agreement. If the selling stockholder uses underwriters, the selling stockholder will bear any underwriting commissions and discounts attributable to its sale of our common stock and we will bear the remaining expenses. See “Principal and Selling Stockholders” and “Plan of Distribution.”

DIVIDEND POLICY

It has been our policy in recent years to pay a dividend to all common stockholders. Following the IPO, it was our stated policy to pay dividends on a quarterly basis at an initial amount of $0.15 per share.

We operate in a highly regulated industry and are subject to various U.S. federal and state laws and regulatory authorities. Because SHUSA is our largest and controlling shareholder and a bank holding company, we are subject to certain bank regulations, including oversight by the Office of the Comptroller of the Currency, the Bank of Spain, the CFPB and the Federal Reserve. These regulators have the ability to limit certain of our activities, including the timing and amount of dividends and other limitations on our growth.

On May 1, 2014, our board of directors declared a dividend of $0.15 per share of our common stock. The Federal Reserve informed SHUSA on May 22, 2014 that it did not object to our payment of the May dividend, provided that Santander contribute at least $20.9 million of capital to SHUSA prior to such payment, so that SHUSA’s consolidated capital position would be unaffected by the payment of the May dividend. The Federal Reserve also informed SHUSA that until the Federal Reserve issues a non-objection to SHUSA’s capital plan, any future dividend by us will require prior receipt of a written non-objection from the Federal Reserve. On May 28, 2014, Santander provided $21.0 million of additional capital to SHUSA. On May 30, 2014, we paid the dividend that our board had declared on May 1, 2014. There can be no assurance when SHUSA will submit a revised capital plan, or whether or when the Federal Reserve will accept SHUSA’s capital plan. Therefore, we will not be permitted to pay any further dividends until such time as SHUSA has submitted to the Federal Reserve a capital plan and either the Federal Reserve issues a non-objection to such plan or the Federal Reserve otherwise issues its written non-objection to the payment of a dividend by us.

We currently intend to resume paying quarterly dividends in accordance with our previously disclosed dividend policy at such time as we are permitted to do so by the Federal Reserve. Our board of directors may also change or eliminate the payment of future dividends at its discretion, without prior notice to our stockholders, and our dividend policy and practice may change at any time and from time to time in the future. Any future determination to pay dividends to our stockholders will be dependent upon our financial condition, results of operation, capital needs, government regulations, and any other factors that our board of directors may deem relevant at such time and from time to time.

Our recent dividends have been as follows:

			Outstanding Shares on Date of Record		Dividend per Share
Dividend Declared	Declared on Earnings for	Dividend Amount	Actual	(Adjusted for Reorganization)	Actual	(Adjusted for Reorganization)
December 2010	2010	$400,000,000	92,173,913	245,781,739	$4.34	1.63
March 2011	2010	247,632,000	92,173,913	245,781,739	2.69	1.01
April 2011	2011	217,681,200	92,173,913	245,781,739	2.36	0.89
April 2012	2011	243,643,727	129,819,883	346,164,717	1.88	0.70
April 2012	2012	86,356,273	129,819,883	346,164,717	0.67	0.25
September 2012	2012	145,000,000	129,819,883	346,164,717	1.12	0.42
October 2012	2012	200,000,000	129,819,883	346,164,717	1.54	0.58
December 2012	2012	60,000,000	129,819,883	346,164,717	0.46	0.17
April 2013	2013	290,401,495	129,821,447	346,168,889	2.24	0.84
May 2014	2014	52,316,324	348,775,493	348,775,493	0.15	0.15

PRICE RANGE OF OUR COMMON STOCK

Our common stock began trading on the NYSE on January 23, 2014. Before then, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low closing prices of our common stock as reported by the NYSE since January 23, 2014.

	High	Low
First Quarter 2014 (beginning January 23, 2014)	$26.31	$21.98
Second Quarter 2014	$24.08	$18.31
Third Quarter 2014 (through August 12, 2014)	$20.12	$17.89

On August 12, 2014, the closing price as reported on the NYSE of our common stock was $17.96 per share. As of August 12, 2014, the approximate number of record holders of our common stock was 1,860 although we estimate the number of beneficial stockholders to be much higher as a number of our shares are held by brokers or dealers for their customers in street name.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2014 on a historical basis.

Amounts included in this table are derived from unaudited financial statements incorporated by reference into this registration statement. This table should be read in conjunction with the information contained or incorporated by reference herein, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2014 and June 30, 2014.

June 30, 2014
(Dollar amounts in thousands, except per share data)
Cash and cash equivalents	$45,913

Liabilities:

Notes payable — credit facilities	7,762,950
Notes payable — secured structured financings	18,391,660

Equity:

Common stock, $0.01 par value: 1,100,000,000 shares authorized, 348,931,490 shares issued, 348,928,336 shares outstanding (1)	3,489
Additional paid-in capital	1,550,513
Accumulated other comprehensive loss	(4,129)
Retained earnings	1,552,385

Total equity	3,102,258

Total capitalization	$29,256,868

(1)	Excludes all shares reserved for issuance under our Management Equity Plan or our Omnibus Incentive Plan.

PRINCIPAL AND SELLING STOCKHOLDERS

We have prepared this prospectus to allow the selling stockholder named below to sell or otherwise dispose of, from time to time, up to an aggregate of 14,178,779 shares of our common stock. The following table sets forth the principal stockholders of the Company (each person or group of affiliated persons who is known to be the beneficial owner of more than 5% of our common stock) and the selling stockholder and the number of and percentage of shares of common stock owned by each such stockholder, in each case as of August 12, 2014.

We have prepared the following table based on information given to us by, or on behalf of, the selling stockholder on or before that date. We have not independently verified this information. Information about the selling stockholder may change over time. The term “selling stockholder” includes the selling stockholder listed below and its pledgees, assignees, transferees, donees and successors-in-interest. We may amend or supplement this prospectus from time to time in the future to update or change information about the selling stockholder to identify any pledgees, assignees, transferees, donees and successors-in-interest of our common stock. The registration of the common stock does not necessarily mean that the selling stockholder will sell all or any of the common stock. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below.

The following table sets forth information regarding (1) the beneficial ownership of our common stock and the number of shares that the selling stockholder may offer and (2) the number of shares of common stock that the selling stockholder may sell under this prospectus. Because the selling stockholder may offer all or a portion of the shares of common stock it holds under this prospectus, we cannot estimate the amount of common stock that the selling stockholder will hold upon termination of any sale. The information regarding the selling stockholder in the following table is based upon information furnished to us by the selling stockholder. Unless otherwise indicated below under “Certain Relationships and Related Party Transactions”, based on representations made to us by the selling stockholder, the selling stockholder does not and within the past three years did not have, any position, office or other material relationship with us or any of our affiliates. Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Santander Consumer USA Holdings Inc., 1601 Elm St., Suite #800, Dallas, Texas 75201. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 348,939,599 shares of common stock outstanding as of August 12, 2014.

The following table sets forth information about the beneficial ownership of our common stock as of August 12, 2014 for:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each named executive officer;

•	each of our directors;

•	all of our executive officers and directors as a group; and

•	each selling stockholder.

	Shares Owned as of August 12, 2014		Number of Shares that May Be Offered for Resale	Beneficial Ownership Percentage if all Shares Beneficially Owned are Sold
Name of Beneficial Owner	Number	Percentage
Beneficial owners of 5% or more of our common stock:
Santander Holdings USA, Inc.	210,995,049	60.47%	—	—
DDFS LLC (1)(2)	34,598,506	9.92%	—	—
Selling Stockholder:
Sponsor Auto Finance Holdings Series LP (3)(4)	14,178,779	4.06%	14,178,779	0.00%
Directors and Named Executive Officers:
Thomas G. Dundon (5)	48,215,313	13.32%	—	—
Jason Kulas (6)	872,451	*	—	—
Jason Grubb (7)	654,042	*	—	—
Eldridge A. Burns, Jr. (8)	36,801	*	—	—
Rich Morrin (9)	36,704	*	—	—
Gonzalo de Las Heras	—	*	—	—
Roman Blanco	—	*	—	—
Javier San Felix	—	*	—	—
Stephen A. Ferriss	—	*	—	—
Matthew Kabaker	—	*	—	—
Tagar C. Olson	—	*	—	—
Gerald P. Plush	—	*	—	—
Alberto Sanchez	—	*	—	—
William P. Hendry	—	*	—	—
John H. Corston	—	*	—	—
Heidi Ueberroth	—	*	—	—
Daniel Zilberman	—	*	—	—
All executive officers and directors as a group (23 persons)	49,967,557	13.74%	—	—

*	Represents less than 1% beneficial ownership
(1)	A Delaware limited liability company solely owned by our Chairman and Chief Executive Officer, Thomas G. Dundon.
(2)	DDFS LLC, SHUSA and Auto Finance Holdings (which owned 14,178,779 shares, or 4.1%, of our outstanding common stock as of August 12, 2014), are parties to the Shareholders Agreement, which provides certain board nomination rights to SHUSA and certain voting obligations in connection with those rights. See “Certain Relationships and Related Party Transactions.” Due to these board nomination rights and voting obligations, each of DDFS LLC and SHUSA may be deemed to beneficially own all shares beneficially owned by each other party which are subject to such voting obligations. The table does not reflect shares which may be deemed to be beneficially owned by DDFS LLC or SHUSA solely by virtue of the Shareholders Agreement.
(3)	DDFS LLC, SHUSA and Auto Finance Holdings are parties to the Shareholders Agreement, which provides certain board nomination rights to SHUSA and certain voting obligations in connection with those rights. See “Certain Relationships and Related Party Transactions.” Due to these voting obligations, each of DDFS LLC, SHUSA and Auto Finance Holdings may be deemed to beneficially own all shares beneficially owned by each other party which are subject to such voting obligations. The table does not reflect shares which may be deemed to be beneficially owned by DDFS LLC, SHUSA or Auto Finance Holdings solely by virtue of the Shareholders Agreement.
(4)	Several entities have an indirect interest in the shares held by Sponsor Auto Finance Holdings Series LP, a limited partnership whose general partner is Sponsor Auto Finance GP LLC.

KKR SCUSA Holdings LP has an indirect interest in 5,023,977 shares. Shares beneficially owned by KKR SCUSA Holdings LP may be deemed to be beneficially owned by its sole general partner, KKR Associates 2006 L.P. As the sole general partner of KKR Associates 2006 L.P., KKR 2006 GP LLC may be deemed to be the beneficial owner of such securities which may be beneficially owned by KKR Associates 2006 L.P. As the designated member of KKR 2006 GP LLC, KKR Fund Holdings L.P. also may be deemed to be the beneficial owner of such securities which may be beneficially owned by KKR 2006 GP LLC.

Each of KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.); KKR Group Holdings L.P. (as a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited); KKR Group Limited (as the sole general partner of KKR Group Holdings L.P.); KKR & Co. L.P. (as the sole shareholder of KKR Group Limited) and KKR Management LLC (as the sole general partner of KKR & Co. L.P.) may also be deemed to be the beneficial owner of the securities which may be beneficially owned by KKR Associates 2006 L.P. As the designated members of KKR Management LLC, Henry R. Kravis and George R. Roberts may also be deemed to beneficially own the securities which may be beneficially owned by KKR Associates 2006 L.P. Mr. Olson is a member of our Board of Directors and is an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates.

In addition, the KKR-affiliated entities and individuals named above may be deemed by virtue of their rights under the operating agreement of Sponsor Auto Finance GP LLC, to share dispositive and/or voting power with respect to the other shares held by Sponsor Auto Finance Holdings Series LP but disclaim beneficial ownership of such shares. The principal business address of each of the KKR-affiliated entities and individuals identified in this footnote except Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, NY, 10019. The principal business office for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

Sponsor Auto Finance Super Holdings, LLC has an indirect interest in 4,130,825 shares. Shares owned of record by Sponsor Auto Finance Super Holdings, LLC may be deemed to be beneficially owned by its managing member, CCP II AIV I, L.P. As the sole general partner of CCP II AIV I, L.P., Centerbridge Associates II, L.P. may be deemed to beneficially own the securities which may be beneficially owned by CCP II AIV I, L.P. As the sole general partner of Centerbridge Associates II, L.P., Centerbridge GP Investors II, LLC may also be deemed to beneficially own the securities which may be beneficially owned by Centerbridge Associates II, L.P. As the managing members of Centerbridge GP Investors II, LLC, Jeffrey H. Aronson and Mark T. Gallogly may also be deemed to beneficially own the securities which may be beneficially owned by Centerbridge GP Investors II, LLC. Mr. Kabaker is a member of our Board of Directors and is an executive of Centerbridge Partners, L.P. (“Centerbridge”) and/or one or more of its affiliates.

In addition, the Centerbridge-affiliated entities and individuals named above may be deemed by virtue of their rights under the operating agreement of Sponsor Auto Finance GP LLC, to share dispositive and/or voting power with respect to the other shares held by Sponsor Auto Finance Holdings Series LP but disclaim beneficial ownership of such shares. The principal business address of each of the Centerbridge-affiliated entities and individuals identified in this footnote is c/o Centerbridge Partners, L.P., 375 Park Avenue, 12th Floor, New York, NY 10152.

Sponsor Auto Finance — WP, L.P. (“Sponsor Auto WP”) has an indirect interest in 5,023,977 shares. Shares owned of record by Sponsor Auto WP may also be deemed to be beneficially owned by (i) Warburg Pincus (Bermuda) Private Equity X, L.P., a Bermuda limited partnership (“WP Bermuda X”), via a wholly owned affiliated entity, and (ii) Warburg Pincus X Partners, L.P., a Delaware limited partnerships (“WP X Partners”). Warburg Pincus (Bermuda) X L.P., a Bermuda limited partnership (“WP X Bermuda GP”), is the general partner of WP Bermuda X. Warburg Pincus (Bermuda) X, Ltd., a company incorporated under the laws of Bermuda is the general partner of WP Bermuda GP, and is a wholly owned subsidiary of Warburg Pincus (Bermuda) Private Equity, Ltd., a company incorporated under the laws of Bermuda. Warburg Pincus (Bermuda) Private Equity X, LLC, a Delaware limited liability company, is the general partner of Sponsor Auto WP and its sole member is WP Bermuda X. Warburg Pincus X, L.P., a Delaware limited partnership (“WP X GP”), is the general partner of WP X Partners. Warburg Pincus X LLC, a

Delaware limited liability company (“WP X LLC”), is the general partner of WP X GP. Warburg Pincus Partners LLC, a New York limited liability company (“WP Partners”), is the sole member of WP X LLC. Warburg Pincus & Co., a New York general partnership, (“WP”), is the managing member of WP Partners. Warburg Pincus LLC, a New York limited liability company (“WP LLC”, and collectively with WP Bermuda X, WP X Partners, WP X Bermuda GP, WP X GP, WP X LLC, WP Partners and WP, the “Warburg Pincus Entities”), is the manager of WP Bermuda X and WP X Partners. Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members and Co-Chief Executive Officers of WP LLC and may be deemed to control the Warburg Pincus Entities. Messrs. Kaye and Landy disclaim beneficial ownership of all shares held by the Warburg Pincus Entities. Daniel Zilberman is a member of our Board of Directors, a Partner of WP and a Managing Director and Member of WP LLC.

In addition, the Warburg Pincus Entities and Messrs. Kaye and Landy may be deemed by virtue of their rights under the operating agreement of Sponsor Auto Finance GP LLC, to share dispositive and/or voting power with respect to the other shares held by Sponsor Auto WP but disclaim beneficial ownership of such shares, except to the extent of any indirect pecuniary interest therein. The principal business address of each of the Warburg Pincus Entities and Messrs. Kaye and Landy is 450 Lexington Avenue, New York, NY 10017.

(5)	Includes 34,598,506 shares owned by DDFS LLC, 382,880 shares of restricted stock and 13,233,926 stock options that are currently exercisable or are exercisable within 60 days of August 12, 2014.
(6)	Includes 34,598 shares, 172,296 shares of restricted stock and 665,557 stock options that are currently exercisable or are exercisable within 60 days of August 12, 2014.
(7)	Includes 30,274 shares, 28,715 shares of restricted stock and 595,053 stock options that are currently exercisable or are exercisable within 60 days of August 12, 2014.
(8)	Includes 20,759 shares of stock and 16,042 stock options that are currently exercisable or are exercisable within 60 days of August 12, 2014.
(9)	Includes 25,949 shares of stock and 10,755 stock options that are currently exercisable or are exercisable within 60 days of August 12, 2014.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of material provisions of various transactions we have entered into with our executive officers, directors (including nominees), 5% or greater stockholders and any of their immediate family members or entities affiliated with them since January 1, 2011. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

2011 Investment

On October 20, 2011, SCUSA Illinois and SHUSA entered into an investment agreement with Auto Finance Holdings. Auto Finance Holdings is jointly owned by investment funds affiliated with Warburg Pincus LLC, Kohlberg Kravis Roberts & Co. L.P. and Centerbridge Partners, L.P., as well as DFS Sponsor Investments LLC and our Chief Financial Officer. On October 20, 2011, we also entered into an investment agreement with DDFS.

On December 31, 2011, SCUSA Illinois completed (i) the sale to Auto Finance Holdings of an aggregate number of 86,496,266 shares of common stock of SCUSA Illinois (on an as-adjusted basis to account for the Reorganization) for an aggregate purchase price of $1.0 billion and (ii) the sale to DDFS of 13,707,059 shares of common stock of SCUSA Illinois (on an as-adjusted basis to account for the Reorganization) for aggregate consideration of $158.2 million, a portion of which was financed under a general line of credit extended by an affiliate of Santander to DDFS. These sales are collectively referred to as the “Equity Transaction.” In addition, on December 31, 2011, we completed the sale to certain members of our management of 179,653 shares of common stock of SCUSA Illinois (on an as-adjusted basis to account for the Reorganization) for an aggregate consideration of approximately $2.1 million. Members of management purchasing shares of common stock of SCUSA Illinois were Jason A. Kulas, Jason W. Grubb, Eldridge A. Burns, Jr. and Richard Morrin, each of whom is a named executive officer; James W. Fugitt and Michelle L. Whatley, each of whom is an executive officer, Matthew Fitzgerald, our Executive Vice President, Sales and Marketing, and Steve Zemaitis, our former Executive Vice President, Originations.

Concurrently with the sale of shares of our common stock to certain of our officers described above, the officers entered into Management Shareholder Agreements with us. The Management Shareholder Agreements granted these officers piggyback registration rights pursuant to which they may require us to include their shares in in any offering that involves, in whole or in part, a secondary offering of our shares, provided that Auto Finance Holdings is selling shares in such offering. The Management Shareholder Agreements also provide that these officers may not sell or otherwise dispose of shares acquired in the Equity Transaction until December 31, 2016 and for customary periods before and after an underwritten offering of shares of our common stock.

Shareholders Agreement

In connection with the IPO, we entered into the Shareholders Agreement, with SHUSA, DDFS, Auto Finance Holdings and Mr. Dundon. The Shareholders Agreement provides these stockholders, among other things, certain rights related to director nominations, approvals over certain actions taken by us and registration rights.

Board Composition

The Shareholders Agreement provides that SHUSA has the right to nominate the following number of directors at each applicable threshold for its share ownership: (i) greater than or equal to 50% of our then-outstanding shares of common stock, seven of our directors, (ii) greater than or equal to 35% and less than 50% of our then-outstanding shares of common stock, six of our directors, (iii) greater than or equal to 25% and less than 35% of our then-outstanding shares of common stock, five of our directors, (iv) greater than or equal to 15% and less than 25% of our then-outstanding shares of common stock, three of our directors, (v) greater than or equal to 10% and less than 15% of our then-outstanding shares of common stock, two of our directors and (vi) greater than or equal to 5% and less than 10% of our then-outstanding shares of common stock, one of our directors.

The Shareholders Agreement also provides that Mr. Dundon will have the right to serve as a director for so long as (x) he is our Chief Executive Officer or (y) he owns at least 5% of our then-outstanding shares of common stock (excluding shares acquired by DDFS or Mr. Dundon pursuant to any equity-based compensation plan) and has continued to comply with certain provisions of his employment agreement with the Company.

The Shareholders Agreement provides that SCUSA will take all action within its power to cause the individuals nominated pursuant to the provisions of the Shareholders Agreement described above to be included in the slate of nominees recommended by the board of directors to our stockholders for election as directors at each annual meeting of our stockholders and to cause the election of each such nominee, including soliciting proxies in favor of the election of such nominees. Each of SHUSA, Auto Finance Holdings and DDFS has committed under the terms of the Shareholders Agreement to vote all shares of our common stock owned by such stockholder to cause the election or re-election of the individuals nominated pursuant to the provisions of the Shareholders Agreement described above. In addition, SHUSA will have the right to designate a replacement to fill a vacancy on our board of directors created by the departure of a director that was nominated by SHUSA, and we will be required to take all action within our power to cause such vacancy to be filled by such designated replacement (including by promptly appointing such designee to the board of directors).

Approval Rights

The Shareholders Agreement also provides that the following actions by us will require the approval of a majority of the directors nominated by SHUSA for so long as SHUSA’s share ownership is greater than 20% of our outstanding shares of common stock:

•	except as required by changes in law or GAAP, any change to the material accounting policies of the Company;

•

except as required by changes in law or changes which are consistent with changes to the tax policies or positions of affiliates of Santander in the United States, any change to the material tax policies or positions of the Company; and

•	any change in the principal line of business of the Company or certain of our material subsidiaries.

Registration Rights

The Shareholders Agreement also contains registration rights provisions with respect to our common stock. Specifically, each of Auto Finance Holdings and SHUSA has demand registration rights that are exercisable 180 days after the consummation of our IPO. The demand registration rights require us to register the shares of our common stock owned by Auto Finance Holdings or SHUSA with the SEC for sale by it to the public. We may postpone the filing of such a registration statement or suspend the effectiveness of any registration statement for a “blackout period” not in excess of 60 days if we are planning to prepare and file a registration statement for a primary offering or if there is a pending or contemplated material acquisition or other material transaction or reorganization and our Chief Executive Officer or Chief Financial Officer reasonably concludes that such postponement or suspension would be in the Company’s best interest, provided that we may not postpone the filing of a registration statement or suspend the effectiveness of a registration statement more than once during any 12-month period. The Shareholders Agreement provides that we are responsible for and must pay all fees and expenses incident to any registration described above. This registration statement has been filed pursuant to the exercise by Auto Finance Holdings of its demand registration rights described above.

In addition, in the event that we are registering additional shares of common stock for sale to the public, whether on our own behalf, through a demand registration (as described above) or otherwise (other than any registration relating to any employee benefit or similar plan, any dividend reinvestment plan or any acquisition by us pursuant to a registration statement filed in connection with an exchange offer), we are required to give notice of our intention to effect such a registration to each of SHUSA, DDFS and Auto Finance Holdings. Each of these stockholders will have piggyback registration rights pursuant to which they may require us to include their shares of our common stock in any such registration, subject to certain customary limitations and other customary registration rights provisions.

Other

The Shareholders Agreement provides that neither SHUSA nor we are permitted to take any action that would cause DDFS or Auto Finance Holdings to be required to register as a bank holding company. The Shareholders Agreement also provides that the SHUSA, DDFS and Auto Finance Holdings have preemptive rights to purchase their respective proportionate shares of any issuance by the Company of equity securities, securities convertible into or exercisable for equity securities or securities that include an equity component, subject to certain exceptions.

Other Arrangements

Guarantees

Santander has provided guarantees on the covenants, agreements, and our obligations under the governing documents of our warehouse facilities and privately issued amortizing notes. These guarantees are limited to our obligations as servicer.

Currently Outstanding Borrowing Arrangements

Santander has extended various credit facilities (the Santander Credit Facilities) to us.

•

Santander Consumer Funding 3 LLC (a subsidiary of SCUSA) has a committed facility of $1,750 million established with the New York Branch of Santander in December 2011. As of December 31, 2012, the balance of the line was $1,385 million. In 2012, Santander Consumer Funding 3 LLC paid $13.9 million in interest on this line of credit. As of December 31, 2013, the balance of the line was $1,750 million. In 2013, we paid $30.7 million in interest and fees on this line of credit. As of June 30, 2014, the balance of the line was $1,750 million. For the six months ended June 30, 2014, we paid $19.7 million in interest and fees on this line of credit. The current maturity of the facility is December 31, 2016.

•

Santander Consumer Funding 5 LLC (a subsidiary of SCUSA) has a committed facility of $1,750 million established with the New York Branch of Santander in December 2011. As of December 31, 2012, the balance of the line was zero. In 2012, Santander Consumer Funding 5 LLC paid $0.5 million in interest on this line of credit. As of December 31, 2013, the balance of the line was $1,400 million. In 2013, we paid $19.3 million in interest and fees on this line of credit. As of June 30, 2014, the balance of the line was $750 million. For the six months ended June 30, 2014, we paid $21.9 million in interest and fees on this line of credit. The current maturity of the facility is December 31, 2018.

•

Santander Consumer Captive Auto Funding LLC (a subsidiary of SCUSA) has a committed facility of $500 million established with the New York branch of Santander on May 31, 2013. As of December 31, 2013, the balance of the line was $500 million. In 2013, we paid $8.3 million in interest and fees on this line of credit. As of June 30, 2014, the balance of the line was $500 million. For the six months ended June 30, 2014, we paid $8.3 million in interest and fees on this line of credit. The current maturity of the facility is December 31, 2016.

•

Santander Consumer Captive Auto Funding 5 LLC (a subsidiary of SCUSA) has a committed facility of $500 million established with the New York branch of Santander on May 31, 2013. As of June 30, 2014 and December 31, 2013, the balance of the line was zero. In 2013, we paid $3.4 million in interest and fees on this line of credit. For the six months ended June 30, 2014, we paid $3.0 million in interest and fees on this line of credit. The current maturity of the facility is December 31, 2018.

•

Santander Consumer ABS Funding 2, LLC has a committed facility of $300 million established with SHUSA on March 6, 2014. The balance has been at $300 million since that date. For the six months ended June 30, 2014, we paid $1.7 million in interest and fees on this line of credit. The current maturity of the facility is March 5, 2017.

•

We have established a $500 million letter of credit facility with Santander’s New York Branch. For 2012, the highest balance outstanding under this facility was $269.8 million and the balance as of December 31, 2012 was zero. In 2012, we paid $1.0 million in fees on letters of credit issued under this facility. We have not used the letter of credit facility during 2013 or 2014. In 2013, we paid $500,000 in fees on letters of credit issued under this facility. For the six months ended June 30, 2014, we paid $250,000 in fees on letters of credit issued under this facility.

Any secured drawings outstanding under the Santander Credit Facilities at the time of the facilities’ maturity will amortize to match the maturities and expected cash flows of the corresponding collateral. The current maturity of each facility is listed above. Santander has the option to allow us to renew these facilities. These facilities currently permit unsecured borrowing.

Previously Outstanding Borrowing Arrangements

•

Santander Consumer Receivables 2 LLC (a subsidiary of SCUSA) had a line of credit with Santander’s New York branch. The credit limit until December 30, 2011 was $3.65 billion. The highest outstanding balance of the line in 2011 was $3,638 million. In 2011, Santander Consumer Receivables 2 LLC paid $37.3 million in interest on this line of credit. On December 30, 2011, this facility was replaced by the facilities extended to Santander Consumer Funding 3 LLC and Santander Consumer Funding 5 LLC and the outstanding balances were refinanced by those facilities.

•

We had a $150 million revolving line of credit with Santander Benelux. The highest balance on the line during 2011 was $150 million. In 2011, we paid Santander Benelux $3.2 million in interest on this line of credit. The line was terminated by mutual consent of Santander Benelux and us on December 30, 2011.

•

We had $100 million and $150 million revolving lines of credit with Santander Benelux, SA, NV (“Santander Benelux”), a wholly owned subsidiary of Santander. In 2011, we paid Santander Benelux $5.2 million in interest on these lines of credit. The lines were terminated by mutual consent of Santander Benelux and us on December 30, 2011.

•

In 2011, we had a $1,800 million line of credit with Santander’s New York Branch. On December 30, 2011, the line was terminated and replaced with a $1.0 billion line of credit maturing on December 31, 2014. We did not borrow on the new line of credit. On May 31, 2013, the new line of credit was terminated and replaced with the facilities extended to Santander Consumer Captive Auto Funding LLC and Santander Consumer Captive Auto Funding 5 LLC.

Servicing Arrangements

•

We are under contract with SBNA to service the bank’s retail and recreational vehicle loan portfolio, which had a balance of $1.0 billion as of June 30, 2014. For the years 2013, 2012, and 2011, SBNA paid $14.8 million, $26.0 million, and $36.3 million, respectively, to us with respect to this agreement. For the six months ended June 30, 2014, SBNA paid $6.6 million to us with respect to this arrangement.

•

We are under contract with SBNA to service the bank’s portfolio of Chrysler dealer loans either purchased from us or originated under a flow agreement with us. As of June 30, 2014, this portfolio had a balance of $765 million. For the year ended December 31, 2013, SBNA paid $987,000 in servicing fees to us related to these loans. SBNA paid us a $9 million referral fee in June 2013 in connection with the flow agreement. For the six months ended June 30, 2014, SBNA paid us $4.3 million in servicing fees related to these loans.

Other Agreements

•

Produban Servicios Informaticos Generales, S.L., a Santander affiliate, is under contract with us to provide a videoconferencing system. Expenses incurred, which are included as a component of data processing, communications and other expenses, totaled $152,000, $148,000, and $160,000 for the years ended December 31, 2013, 2012 and 2011, respectively. For the six months ended June 30, 2014, expenses incurred under this contract totaled $75,000.

•	We have entered into interest rate swaps and caps with Santander and its affiliates with a notional value of approximately $14.6 billion as of June 30, 2014.

•

On December 21, 2012, we entered into a Master Services Agreement with a company in which we have a cost method investment and hold a warrant to increase our ownership if certain vesting conditions are satisfied. The Master Services Agreement enables us to review credit applications of retail store customers. We began reviewing applications under terms of this Agreement on October 24, 2013 and have originated approximately $2.9 million in loans under the Agreement as of June 30, 2014.

•

We pay certain expenses incurred by Mr. Dundon in the operation of his private plane when used for SCUSA business within the contiguous 48 states of the United States. Under this practice, payment is based on a set flight time hourly rate, and the amount of our reimbursement is not subject to a maximum cap per fiscal year. During fiscal year 2013, the average flight time hourly rate was approximately $5,400, and accordingly, we paid approximately $496,000 to Meregrass Company, a 135 charter company that manages this operation, under this practice. For the six months ended June 30, 2014, the average flight time hourly rate was approximately $5,800, and accordingly, we paid approximately $414,000 to Meregrass Company for the six months ended June 30, 2014.

•

Two of the funds that invested in Auto Finance Holdings, CCP II Auto Holdings LLC and KKR 2006 Auto Holdings I LLC, also were the equity investors in two LLCs that were formed in 2011 and were consolidated in our financial statements due to our being the primary beneficiary of the entities. On August 30, 2013, the funds abandoned their interests in the entities, resulting in our having full ownership of the entities, which continue to be consolidated in our financial statements. Each fund’s investment in each LLC was $5,000. At the time the LLCs were formed, we entered into indemnification agreements with each of the funds whereby we reimbursed the funds, on a grossed-up basis, for all taxes they incurred related to their investments in the LLCs. Payments under these indemnification agreements have totaled $28,080,000, all of which was paid during the year ended December 31, 2012. In July 2013, we recovered $9,092,925 of this amount as a result of a tax refund to one of the funds. In November 2013, we recovered an additional $9,172,726. We currently have a receivable of $8,602,921, representing the remaining amount of the indemnification payments that we expect to recover as the funds receive additional tax refunds. Additionally, one of the funds served as the managing member of the VIEs until the abandonment. The VIEs each paid a management fee of $25,000 to the managing member in each of the years ended December 31, 2012 and 2011, and reimbursed expenses incurred by the managing member on behalf of the VIEs totaling $156,237 and zero for the years ended December 31, 2012 and 2011, respectively.

•

On October 21, 2013, we entered into a lease for approximately 373,000 square feet at a property that now serves as our corporate headquarters, and in which property Mr. Dundon and Mr. Kulas each have a minority equity investment. Future minimum lease payments for the 12-year term of the lease total approximately $83.6 million. For the six months ended June 30, 2014, we made approximately $108,000 in lease payments on this property. We made no lease payments on this property in 2013.

Approval of Related-Party Transactions

Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. Our written policy ensures compliance with all applicable requirements of the SEC and the NYSE concerning related-party transactions.

Under our policy, our directors and director nominees, executive officers and holders of more than 5% of our common stock, including their immediate family members, will not be permitted to enter into a related party transaction with us, as described below, without the consent of our Audit Committee. Any request for us to enter into a transaction in which the amount involved exceeds $120,000 and any such party has a direct or indirect material interest, subject to certain exceptions will be required to be presented to our Audit Committee for review, consideration and approval. Management will be required to report to our Audit Committee any such related party transaction and such related party transaction will be reviewed and approved or disapproved by the disinterested members of our Audit Committee.

DESCRIPTION OF CAPITAL STOCK

The following descriptions include summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. Reference is made to the more detailed provisions of the amended and restated certificate of incorporation and amended and restated bylaws. This summary is not complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, each as amended to date.

General

Our amended and restated certificate of incorporation authorizes us to issue 1.1 billion shares of common stock, $0.01 par value per share, and 100 million shares of preferred stock, $0.01 par value per share.

Common Stock

Voting Rights

Holders of common stock will be entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock will not have cumulative voting rights in the election of directors.

Dividend Rights

Holders of common stock will be entitled to ratably receive dividends if, as and when declared from time to time by our board of directors at its own discretion out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

Liquidation Rights

Upon liquidation, dissolution or winding up, the holders of common stock will be entitled to receive ratably the assets available for distribution to the stockholders after payment of all liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.

Other Matters

The common stock has no preemptive or conversion rights pursuant to the terms of our amended and restated certificate of incorporation and amended and restated bylaws. There is no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock will be fully paid and non-assessable, and the shares of our common stock offered in one or more offerings pursuant to this prospectus, upon payment and delivery in accordance with the underwriting agreement, will be fully paid and non-assessable.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, shares of preferred stock are issuable from time to time, in one or more series, with the designations of the series, the voting rights of the shares of the series (if any), the powers, preferences and relative, participation, optional or other special rights (if any), and any qualifications, limitations or restrictions thereof as our board of directors from time to time may adopt by resolution (and without further stockholder approval), subject to certain limitations. Each series will consist of that number of shares as will be stated and expressed in the certificate of designations providing for the issuance of the stock of the series.

Composition of Board of Directors

In accordance with our amended and restated certificate of incorporation and amended and restated bylaws, the number of directors comprising our board of directors is fixed in our amended and restated bylaws and may only be increased or decreased from time to time by an amendment to our amended and restated bylaws. We currently avail ourselves of the “controlled company” exception under NYSE rules, which exempt us from certain requirements, including the requirements that we have a majority of independent directors on our board of directors and that we have compensation and nominating and corporate governance committees composed entirely of independent directors. We are, however, subject to the requirement that we have an audit committee composed entirely of independent members, subject to certain phase-in periods.

Our board of directors currently consists of thirteen directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is elected annually at an annual or special meeting of stockholders, with such election decided by plurality vote, each year, except as provided in the Shareholders Agreement. Each director is to hold office until his successor is duly elected and qualified or until his earlier death, resignation or removal. At any meeting of our board of directors, except as otherwise required by law or in connection with certain matters subject to our Principal Stockholder’s approval rights, a majority of the total number of directors then in office will constitute a quorum for all purposes. See “Certain Relationships and Related Party Transactions — Shareholders Agreement.”

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions of Delaware law and certain provisions that are included in our amended and restated certificate of incorporation and amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock

Our amended and restated certificate of incorporation contains provisions that permit our board of directors to issue, without any further vote or action by the stockholders (subject to the approval rights described under “Certain Relationships and Related Party Transactions — Shareholders Agreement”), shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Vacancies

Vacancies on our board of directors may be filled only by election at an annual meeting or at a special meeting of stockholders called for that purpose, subject to the rights of the Principal Stockholder to designate replacements to fill vacancies created by the departure of directors designated by the Principal Stockholder. However, for so long as SHUSA and Auto Finance Holdings and their respective affiliates beneficially own more than 50% of our voting stock, vacancies on our board of directors may also be filled by a majority of our board of directors, subject to the rights of the Principal Stockholder to designate replacements to fill vacancies created by the departure of directors designated by the Principal Stockholder. See “Certain Relationships and Related Party Transactions — Shareholders Agreement.”

No Cumulative Voting

Our amended and restated certificate of incorporation provides that stockholders do not have the right to cumulative votes in the election of directors.

Special Meetings of Stockholders

Our amended and restated certificate of incorporation and amended and restated bylaws provide that, except as otherwise required by law, special meetings of the stockholders may be called only by any officer at the request of a majority of our board of directors, by the chairman of the board of directors or by our Chief Executive Officer. In addition, for so long as SHUSA, DDFS and Auto Finance Holdings and their respective affiliates beneficially own more than 50% of our voting stock, special meeting of stockholders may also be called at the request of the holders of 50% of our voting stock. At such time as SHUSA, DDFS and Auto Finance Holdings and their respective affiliates beneficially own less than or equal to 50% of our voting stock, stockholders will no longer be permitted to call a special meeting or to require the board of directors to call a special meeting.

Advance Notice Procedures for Director Nominations

Our amended and restated bylaws provide that stockholders (except stockholders with nomination rights under the Shareholders Agreement) seeking to nominate candidates for election as directors at an annual or special meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices before notice of the meeting is issued by the secretary of the Company, with such notice being served not less than 10 nor more than 60 days before the meeting. Although the amended and restated bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates to be elected at an annual meeting, the amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Action by Written Consent

Our amended and restated certificate of incorporation and amended and restated bylaws provide that any action to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent. However, for so long as SHUSA, DDFS and Auto Finance Holdings and their respective affiliates beneficially own more than 50% of our voting stock, any action of the stockholders that may be effected at an annual or special meeting of stockholders may also be effected by the written consent of stockholders having at least the minimum number of votes required to take such action at a meeting of stockholders. At such time as SHUSA, DDFS and Auto Finance Holdings and their respective affiliates beneficially own less than or equal to 50% of our voting stock, stockholders will no longer be permitted to act by written consent.

Business Combinations with Interested Stockholders

We currently elected in our amended and restated certificate of incorporation not to be subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock, for a period of three years following the date on which the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in accordance with Section 203. Accordingly, we are not subject to the anti-takeover effects of Section 203. However, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that each of SHUSA and its successors and affiliates and certain of its direct transferees and Auto Finance Holdings and its successors and affiliates and certain of its direct transferees will not be deemed to be “interested stockholders,” and accordingly will not be subject to such restrictions, as long as it and its affiliates own at least 10% of our outstanding shares of common stock.

Limitation on Liability and Indemnification of Directors and Officers

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director, except:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL (unlawful dividends); or

•	for transactions from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are expressly authorized to, and do, carry directors’ and officers’ insurance providing coverage for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive directors.

The limitation on liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Renunciation of Certain Corporate Opportunities

Our amended and restated certificate of incorporation provides that none of our Principal Stockholder or any of its affiliates (other than any member of our board of directors who is also an officer of the Company) will be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character that could be pursued by the Company, and may pursue for their own account or recommend to any other person any such investment opportunity.

Listing

Our common stock is listed on the NYSE under the symbol “SC.”

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for the common stock.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict what effect, if any, market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of shares of our common stock, including shares issued upon the exercise of outstanding options, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

As of August 12, 2014, we have a total of 348,939,599 shares of common stock issued and outstanding. The shares of our common stock that may be sold pursuant to this prospectus will be freely tradable without restriction or further registration under the Securities Act, except that any shares of common stock purchased by our “affiliates” (as defined under Rule 144) may only be sold in compliance with the limitations described below. The remaining outstanding shares of common stock will also be deemed restricted securities, as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Regulation S.

Registration Rights

Pursuant to the Shareholders Agreement, our Principal Stockholder has rights, subject to certain conditions, to require us to include their shares in registration statements that we may file for ourselves or other existing stockholders, and the Principal Stockholder has demand registration rights. In addition, pursuant to the Management Shareholder Agreements, we have granted certain of our officers and employees piggyback registration rights pursuant to which they may require us to include their shares in future offerings that involve, in whole or in part, a secondary offering of our shares, provided that Auto Finance Holdings is selling shares in such offering. See “Certain Relationships and Related Party Transactions — Shareholders Agreement — Registration Rights” and “Certain Relationships and Related Party Transactions — 2011 Investment.” Registration of these shares under the Securities Act will result in these shares becoming freely tradable without restriction under the Securities Act upon effectiveness of the registration statement. This registration statement has been filed pursuant to the exercise by Auto Finance Holdings of its demand registration rights described above.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders), will be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year will be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then-outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sales provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701 under the Securities Act, an employee, consultant or advisor who purchases shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of the registration statement of which this prospectus forms a part in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period restriction, contained in Rule 144.

Lockup Agreements

If the selling stockholder sells shares of common stock through underwriters, we and certain of our officers, directors, our Principal Stockholder, DDFS LLC and the selling stockholder, may agree with the underwriter(s) not to dispose of or hedge any of their shares of our common stock or securities convertible into or exchangeable for shares of our common stock for a period of time to be agreed upon after the date of the applicable prospectus supplement without the prior written consent of the lead managing underwriter(s), subject to certain exceptions.

MATERIAL U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a discussion of the material U.S. federal income tax considerations with respect to the ownership and disposition of shares of common stock applicable to non-U.S. holders who hold such shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, or any other corporation treated as such;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons,” as defined under the Code, have the authority to control all substantial decisions of the trust or (ii) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is based on current provisions of the Code, Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service and other applicable authorities, all of which are subject to change (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any U.S. federal estate and gift taxes, any U.S. alternative minimum taxes or any state, local or non-U.S. taxes. This discussion may not apply, in whole or in part, to particular non-U.S. holders in light of their individual circumstances or to holders subject to special treatment under the U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers or dealers in securities, “controlled foreign corporations,” “passive foreign investment companies,” non-U.S. holders that hold our common stock as part of a straddle, hedge, conversion transaction or other integrated investment and certain U.S. expatriates).

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner therein will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership holding our common stock should consult their tax advisor as to the particular U.S. federal income tax consequences applicable to them.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. PROSPECTIVE HOLDERS OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Dividends

In general, the gross amount of any distribution we make to a non-U.S. holder with respect to its shares of common stock will be subject to U.S. withholding tax at a rate of 30% to the extent the distribution constitutes a dividend for U.S. federal income tax purposes, unless the non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable tax treaty and the non-U.S. holder provides proper certification of its eligibility for such reduced rate. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent any distribution does not constitute a dividend, it will be treated first as reducing the adjusted basis in the non-U.S. holder’s shares of common stock and then, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of common stock, as gain from the sale or exchange of such stock. Any such gain will be subject to the treatment described below under “— Gain on Sale or Other Disposition of Common Stock.”

Dividends we pay to a non-U.S. holder that are effectively connected with its conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a U.S. permanent establishment of such non-U.S. holder) will not be subject to U.S. withholding tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, at regular U.S. federal income tax rates. Dividends received by a foreign corporation that are effectively connected with its conduct of trade or business within the United States may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).

Gain on Sale or Other Disposition of Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. holder’s shares of common stock unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder);

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder’s holding period of our common stock, and the non-U.S. holder has held, at any time during said period, more than 5% of the class of our stock being sold.

Gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax on a net income tax basis, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by U.S. source capital losses. We believe that we are not and we do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

Under legislation enacted in 2010, referred to as FATCA, withholding tax at a rate of 30% generally applies to payments of dividends and, beginning after December 31, 2016, on sales or redemption proceeds, in each case, if paid to (i) “foreign financial institutions” (as defined for this purpose) unless such institutions are located in a jurisdiction that has entered into an intergovernmental agreement with the United States, or unless the institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or meets other exemptions or (ii) a foreign entity that is not a financial institution, unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity (as defined for this purpose) or meets other exemptions. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution may under certain circumstances be eligible for a refund or credit of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in our common stock.

Backup Withholding, Information Reporting and Other Reporting Requirements

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

A non-U.S. holder will generally be subject to backup withholding for dividends on our common stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person) or otherwise establishes an exemption.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes of its shares of common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the Internal Revenue Service and also backup withhold on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. person (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person) or otherwise establishes an exemption. Information reporting will also apply if a non-U.S. holder sells its shares of common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-U.S. person (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person) and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional income tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the Internal Revenue Service in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

PLAN OF DISTRIBUTION

We are registering shares of our common stock covered by this prospectus to permit the selling stockholder to conduct public secondary sales of these shares from time to time after the date of this prospectus. The selling stockholder previously sold an aggregate of 70,725,821 shares as part of our IPO in January 2014 and is permitted to sell its remaining 14,178,779 shares upon expiration of the lock-up provisions executed by it in connection with the IPO. We will not receive any of the proceeds of the sale of the shares of common stock offered by this prospectus. The aggregate proceeds to the selling stockholder from the sale of shares of common stock will be the purchase price of the shares of common stock less any discounts and commissions, if any. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the shares of common stock covered by this prospectus. The selling stockholder reserves the right to accept and, together with their respective agents, underwriters or broker-dealers, to reject, any proposed purchases of shares of common stock to be made directly or through such agents, underwriters or broker-dealers. If any pledgee, donee, transferee or other successor to the selling stockholder named in this prospectus wishes to sell under this prospectus, we will file a prospectus supplement identifying such successor as a selling stockholder.

The shares of common stock offered by this prospectus may be sold, transferred or otherwise disposed of from time to time:

•	directly by the selling stockholder and its successors, which includes its donees, pledgees or transferees or its successors-in-interest, or

•

through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling stockholder or the purchasers of the common stock. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Our shares of common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the NYSE;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•

through the writing of options (including the issuance by the selling stockholder of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales;

•	any other method permitted by applicable law and not prohibited by any agreement such selling stockholder has with us; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. In connection with the sales of the shares of common stock, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions that in turn may:

•	engage in short sales of our common stock in the course of hedging their positions;

•	sell our common stock short and deliver the shares of our common stock to close out short positions;

•	loan or pledge our common stock to broker-dealers or other financial institutions that in turn may sell the shares of our common stock;

•

enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the shares of our common stock, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

A short sale of our common stock by a broker-dealer, financial institution or selling stockholder would involve the sale of such common stock that are not owned, and therefore must be borrowed, in order to make delivery of the security in connection with such sale. In connection with a short sale of our common stock, a broker-dealer, financial institution or selling stockholder may purchase shares on the open market to cover positions created by short sales. In determining the source of the common stock to close out such short positions, the broker-dealer, financial institution or selling stockholder may consider, among other things, the price of shares available for purchase in the open market.

At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the selling stockholder, the aggregate amount of shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling stockholder and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

Our common stock is listed on the NYSE under the symbol “SC.”

There can be no assurance that the selling stockholder will sell any or all of shares of our common stock under this prospectus. Further, we cannot assure you that the selling stockholder will not transfer, devise or gift the shares of our common stock by other means not described in this prospectus. In addition, any shares of our common stock covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The shares of our common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states shares of our common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling stockholder may, from time to time, pledge or grant a security interest in some or all of the common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successor-in-interest as selling stockholder under this prospectus. The selling stockholder also may transfer the common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any other person participating in the sale of our common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholder and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to the particular shares of our common stock being distributed. This may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Pursuant to the terms of the Shareholders Agreement, we will bear all expenses incident to our obligation to register the common stock. We have also agreed to indemnify the selling stockholder against certain liabilities, including some liabilities under the Securities Act, in accordance with the Shareholders Agreement, or the selling stockholder will be entitled to contribution. We may be indemnified by the selling stockholder against civil liabilities, including liabilities under the Securities Act, in accordance with the Shareholders Agreement.

See “Certain Relationships and Related Party Transactions.”

Underwritten Offerings

The selling stockholder may use one or more underwriters to sell the shares of our common stock covered by this prospectus. Except as otherwise set forth in a prospectus supplement, any underwritten offering pursuant to this prospectus will be underwritten by one, several or all of Citigroup Global Markets Inc., J.P. Morgan Securities LLC and potential other financial institutions.

If the selling stockholder uses an underwriter or underwriters for any offering, except to the extent otherwise set forth in a prospectus supplement, the selling stockholder will agree in an underwriting agreement among us, the selling stockholder and the underwriter(s), subject to the terms and conditions set forth in the underwriting agreement, to sell to the underwriter(s), and the underwriter(s) will agree to purchase from the selling stockholder, the number of shares of our common stock set forth in the prospectus supplement for the offering.

Subject to the terms and conditions set forth in the underwriting agreement, except to the extent otherwise set forth in a prospectus supplement, the underwriter(s) will agree to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased.

In any underwriting agreement, we and the selling stockholder will agree to indemnify the underwriter(s) and we will agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter(s) may be required to make in respect of those liabilities.

The selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act with respect to the shares it is offering for resale.

Except to the extent otherwise set forth in a prospectus supplement, the underwriter(s) will be offering the shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the absence of any material adverse change in our business, the receipt by the underwriter(s) of officers’ certificates and certain certificates, letters and opinions from our local and international counsel and our independent auditors. The underwriter(s) will reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriter(s) may offer our common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

The underwriter(s) may propose initially to offer our common stock to the public at a fixed public offering price set forth on the cover page of the prospectus supplement. If all shares of our common stock for the offering are not sold at the public offering price, the underwriter(s) may change the offering price and may offer shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Except to the extent otherwise set forth in a prospectus supplement, in any underwritten offering, we and our officers, directors, our Principal Stockholder, DDFS LLC and the selling stockholder, will agree with the underwriter(s) not to dispose of or hedge any of their shares of our common stock or securities convertible into or exchangeable for shares of our common stock for a period of time to be agreed upon after the date of the applicable prospectus supplement without the prior written consent of the lead managing underwriter, subject to certain exceptions. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

In any underwritten offering, until the distribution of the shares is completed, SEC rules may limit underwriter and selling group members from bidding for and purchasing our common stock. However, the underwriter(s) may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price. Such stabilization transactions may occur at any time prior to the completion of the offering.

In connection with an underwritten offering, the underwriter(s) may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter(s) of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made when the underwriter(s) have been granted a purchase option in an amount not greater than the number of shares subject to the purchase option. The underwriter(s) may close out any covered short position by either exercising their purchase option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the purchase option. “Naked” short sales are sales in excess of the number subject to the purchase option, if any. The underwriter(s) must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter(s) are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriter(s) in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriter(s) may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

We do not make, and no underwriter will make, any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, we do not make, and no underwriter will make, any representation that the underwriter(s) will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

In connection with an underwritten offering, certain of the underwriter(s) or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriter(s) may facilitate Internet distribution for the offering to certain of their Internet subscription customers. The underwriter(s) may allocate a limited number of shares for sale to their online brokerage customers. An electronic prospectus will be available on the Internet website maintained by the underwriter(s). Other than the prospectus in electronic format, any information on an underwriter’s website will not be part of this prospectus.

The underwriter(s) and their affiliates may have engaged in, and may in the future engage in, investment banking, commercial banking, financial advisory, and other commercial dealings in the ordinary course of business with us or our affiliates. They may have received, or may in the future receive, customary fees and commissions for these transactions.

Any underwriter(s) may enter into derivative transactions in connection with our common stock, acting at the order and for the account of their clients. The underwriter(s) may also purchase some shares of our common stock offered hereby to hedge their risk exposure in connection with these transactions. Such transactions may have an effect on demand, price or offer terms of the offering without, however, creating an artificial demand during the offering.

In addition, in the ordinary course of their business activities, any underwriter(s) and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If an underwriter or its affiliates have a lending relationship with us, they would routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, an underwriter and its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of a short position in our securities including the shares of our common stock offered hereby. Any such short position could adversely affect future trading prices of our common stock. An underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the common stock and other certain legal matters will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York. Certain legal matters relating to the offerings pursuant to this prospectus will be passed upon for any underwriters by Cleary Gottlieb Steen & Hamilton, LLP, New York, New York, and Simpson Thacher & Bartlett LLP, New York, New York on behalf of the selling stockholder.

EXPERTS

The consolidated financial statements of the Company from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of the registration statement on Form S-1 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we filed with the SEC. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

We incorporate by reference, as of their respective dates of filing, the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 6, 2014 (SEC File No. 001-36270);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, filed with the SEC on May 15, 2014 and August 7, 2014, respectively (SEC File No. 001-36270); and

•

our Current Reports on Form 8-K filed with the SEC on April 17, 2014, April 30, 2014, May 1, 2014, May 21, 2014, May 29, 2014, June 12, 2014, June 30, 2014, July 29, 2014 and July 31, 2014 (SEC File No. 001-36270).

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

Santander Consumer USA Holdings Inc.

1601 Elm St. Suite #800

Dallas, Texas 75201

Attention: Investor Relations

Tel.: (800) 493-8219

Email: investorrelations@santanderconsumerusa.com

10,047,954 Shares

Santander Consumer USA Holdings Inc.

Common Stock

J.P. Morgan

Prospectus Supplement dated September 2, 2014